Exhibit 99.E

Quarterly Bulletin September 2017 South African Reserve Bank

Quarterly Bulletin September 2017 No. 285

© South African Reserve Bank All rights reserved. No part of this publication may be reproduced, stored in a retrieval system, or transmitted in any form or by any means, electronic, mechanical, photocopying, recording or otherwise, without fully acknowledging the Quarterly Bulletin of the South African Reserve Bank as the source. The contents of this publication are intended for general information only and are not intended to serve as financial or other advice. While every precaution is taken to ensure the accuracy of information, the South African Reserve Bank shall not be liable to any person for inaccurate information or opinions contained in this publication. Enquiries relating to this Bulletin should be addressed to: Head: Economic Research and Statistics Department South African Reserve Bank P O Box 427 Pretoria 0001 Tel. +27 12 313-3668/3676 http://www.resbank.co.za ISSN 0038-2620 Quarterly Bulletin September 2017

Contents

Quarterly Economic Review

International economic developments 4
Domestic economic developments 7
- Domestic output 7
- Real gross domestic expenditure 10
- Gross saving 15
- Employment 16
- Labour cost and productivity 24
- Prices 26

External economic accounts 32
- Current account 32
- Financial account 39
- Foreign-owned assets in South Africa 39
- South African-owned assets abroad 40
- Foreign debt 40
- International investment position 42
- International reserves and liquidity 43
- Exchange rates 43
- Turnover in the South African foreign exchange market 45

Monetary developments, interest rates and financial markets 46
- Money supply 46
- Credit extension 48
- Interest rates and yields 52
- Money market 56
- Bond market 58
- Share market 59
- Market for exchange-traded derivatives 62
- Real estate market 64
- Non-bank financial intermediaries 65
- Flow of funds 66

Public finance 68
- Non-financial public sector borrowing requirement 68
- Budget comparable analysis of national government finance 71

Note on the output of the finance, insurance, real estate and business services sector 82

Notes to tables 86

Statistical tables

Contents S–0
Statistical tables S–2
Key information S–146

Quarterly Bulletin September 2017

South African Reserve Bank

[LOGO]

Quarterly Economic Review Introduction Global economic growth accelerated for a third successive quarter in the second quarter of 2017 as real economic activity expanded at a faster pace in most of the advanced economies. In particular, output growth accelerated significantly in the United States (US) and Japan. By contrast, real economic growth in the emerging market economies moderated somewhat, led largely by slower output growth in Brazil, China and India. Consumer price inflation in the advanced economies moderated somewhat in recent months despite the acceleration in real output growth and tighter labour markets. Inflation also slowed in the emerging market economies. The continued absence of meaningful global inflationary pressures was supported by the sustained low price of crude oil and, more recently, by decreases in the prices of most international commodities in the second quarter of 2017, especially those of metals and agricultural commodities. However, the price of Brent crude oil has rebounded somewhat since the end of June 2017 in response to a higher demand for the commodity, slower growth in the US rig count, and lower oil inventories in the Organisation for Economic Co-operation and Development (OECD) countries. In South Africa, real gross domestic product (GDP) rebounded in the second quarter of 2017, advancing at an annualised rate of 2.5% following two successive quarters of contraction. The recovery in the second quarter of 2017 reflected a turnaround in the real output of both the secondary and the tertiary sectors. The real gross value added (GVA) by the primary sector advanced at a slightly slower pace as output growth in the mining sector slowed notably. By contrast, real agricultural output increased at a brisk pace, largely on account of the record domestic maize crop. The rebound in the real output of the secondary sector in the second quarter of 2017 largely reflected an increase in the real GVA by the manufacturing sector following three consecutive quarters of contraction. However, confidence among manufacturers remained very low despite the increase in output. Growth in the output of the sector supplying electricity, gas and water accelerated notably in the second quarter of 2017, underpinned by increased mining and manufacturing output. The GVA added by the construction sector contracted further, consistent with weak building and civil construction confidence. The recovery in the real output of the tertiary sector in the second quarter of 2017 resulted largely from increased real economic activity in the commerce and finance sectors. Robust growth in real retail trade sales underpinned the turnaround in the commerce sector while output growth in the finance sector was boosted by increased commercial banking activity and trading activity in the equity market. Real output growth in the transport sector also rebounded in the second quarter of 2017 due to increased activity in land transport. By contrast, the real GVA by the general government subsector contracted further. Growth in real gross domestic expenditure (GDE) accelerated to an annualised 2.4% in the second quarter of 2017. The acceleration resulted primarily from a rebound in the real final consumption expenditure by households and, to a lesser extent, in that by general government. Real gross fixed capital formation contracted anew in the second quarter of 2017 while the pace of real inventory accumulation slowed. Viewed from the expenditure side, real final consumption expenditure by households contributed significantly to real GDP growth in the second quarter of 2017, while real government consumption expenditure and real net exports contributed only marginally. By contrast, real capital expenditure subtracted from GDP growth. Real final consumption expenditure by households increased sharply in the second quarter of 2017 after contracting in the first quarter. Households’ real spending on semi-durable goods in particular rebounded strongly, reflecting brisk growth in spending on most categories. Real 1 Quarterly Bulletin September 2017 expenditure on both durable and non-durable goods also rebounded in the second quarter of 2017. However, real spending by households on services contracted for the first time since the fourth quarter of 2015, lowered by reduced outlays on services related to transport and communication, recreation and entertainment as well as education. The surge in real household consumption expenditure was supported by an increase in households’ real disposable income in the second quarter of 2017. Real gross fixed capital formation contracted anew in the second quarter of 2017. Following a brief pickup in the first quarter of 2017, fixed investment spending by the private sector extended its downward trend in the second quarter as capital investment in transport equipment as well as in residential and non-residential buildings contracted. In addition, real capital outlays by public corporations contracted for a fourth successive quarter. By contrast, fixed investment spending by general government increased at a fairly brisk pace. Amid declining fixed capital investment and persistently weak business and consumer confidence, the domestic economy failed to create meaningful employment opportunities. Formal non-agricultural employment remained virtually unchanged from the fourth quarter of 2016 to the first quarter of 2017 as the marginal increase in private sector employment was almost fully offset by a further decrease in public sector employment. Even though informal employment increased significantly in the year to the second quarter of 2017, the notable increase in the number of unemployed persons resulted in a further rise in the seasonally adjusted unemployment rate, to 27.6%. Real wage growth per worker accelerated in the first quarter of 2017 as growth in the nominal remuneration per worker accelerated alongside a moderation in consumer price inflation. Growth in labour productivity in the formal non-agricultural sector of the economy remained lacklustre while growth in nominal unit labour cost accelerated somewhat in the first quarter of 2017 but nevertheless remained within the inflation target range. Consumer price inflation has slowed markedly in 2017 thus far, approaching the midpoint of the inflation target range at 4.6% in July. Domestic price pressures eased across a broad range of product categories, with core inflation also moderating to its lowest level in four-and-a-half years. The value of exported gold and merchandise goods increased at a slightly faster pace than that of merchandise imports, resulting in a widening of South Africa’s trade surplus with the rest of the world in the second quarter of 2017. The value of both mining and manufacturing exports increased, the latter following three successive quarterly declines. The value of mining imports increased despite a decline in the value of crude oil imports, while manufacturing imports were boosted by higher values of imported machinery, transport equipment and textiles. The shortfall on the services, income and current transfer account widened further in the second quarter of 2017, resulting in the deficit on the current account of the balance of payments widening from 2.0% of GDP in the first quarter of 2017 to 2.4% of GDP in the second quarter, despite the improved trade surplus. Although the net inflow of capital on South Africa’s financial account of the balance of payments declined from the first to the second quarter of 2017, the shortfall on the current account was mainly financed through net portfolio investment inflows. Non-resident investors continued to acquire South African debt securities in particular, driven largely by the ongoing global search for yield. Following four consecutive quarterly declines, South Africa’s positive net international investment position (IIP) improved significantly from 3.6% of GDP at the end of December 2016 to 6.6% at the end of March 2017 as the market value of the country’s foreign assets increased much more than that of its foreign liabilities. Growth in the broadly defined money supply remained subdued in the second quarter of 2017. Although growth in the deposit holdings of households slowed further, it nevertheless surpassed that of the corporate sector. However, quarter-to-quarter seasonally adjusted and annualised growth in total money supply decelerated in the second quarter of 2017 – the first contraction since the final quarter of 2009. Bank credit extension to the domestic private sector 2 Quarterly Bulletin September 2017 was subdued in the second quarter of 2017. Growth in loans and advances to the household sector remained lacklustre while corporate credit growth slowed further. In real terms, year-on-year growth in total loans and advances continued to fluctuate at around zero since early 2016. The external value of the rand remained broadly unchanged on a trade-weighted basis in the second quarter of 2017. However, movements in the domestic currency diverged notably against the major advanced-economy currencies as the US dollar in particular weakened further over the period following continued political uncertainty in that country. Between June and August 2017, the trade-weighted exchange value of the rand weakened somewhat following the decision by a prominent international credit rating agency to downgrade South Africa’s sovereign foreign credit rating, the release of disappointing domestic economic data as well as concerns over the Public Protector’s recommendations regarding the central bank’s mandate. These developments occasionally interrupted the broad downward trend in South African government bond yields that prevailed thus far in 2017. The weaker exchange value of the rand, coupled with a surge in the share prices on international bourses and those of companies in the domestic resources sector, lifted the share prices on the JSE Limited (JSE) to an all-time high on 25 August 2017. In an environment of weak output growth and an improved inflation outlook, the Monetary Policy Committee (MPC) of the South African Reserve Bank (SARB) lowered the repurchase rate by 25 basis points to 6.75% with effect from 21 July 2017. As usual, money-market rates across the various maturities followed this reduction in the repurchase rate, while the prime lending rate and the rates on the different types of loans offered by commercial banks were also adjusted lower. The level of the yield curve moved higher and its slope has steepened in recent months as bond yields in the medium-to long-term maturity range were negatively affected by political developments and the weaker rand while yields at the extreme short end of the curve decreased following the decline in the policy rate. Consequently, the yield gap, measured as the difference between yields at the extreme long and short ends of the curve, widened notably. National government’s finances were somewhat strained in the first quarter of fiscal 2017/18. Although government expenditure was kept below budgeted projections, revenue increased at a much slower pace than expenditure following weak real economic activity. This resulted in a higher cash book deficit compared with the same period a year earlier. The revenue shortfall resulted from lower-than-projected collections on all tax categories, in particular on taxes related to international trade and transactions. The non-financial public sector borrowing requirement increased in the first quarter of fiscal 2017/18, largely due to the higher cash deficits of non-financial public enterprises and corporations as well as of national government. The total gross loan debt of national government increased to 51.6% of GDP at the end of June 2017 compared with 47.8% a year earlier, largely due to an increase in the stock of domestic debt. 3 Quarterly Bulletin September 2017

International economic developments

Global economic growth accelerated marginally from 3.8% in the first quarter of 2017 to 4.0% in the second quarter. The improvement in global real output growth resulted mainly from a better performance in advanced economies, where growth accelerated to 2.8% from 1.8% in the previous quarter. By contrast, real output growth in emerging market economies decelerated from 5.7% in the first quarter of 2017 to 5.1% in the second quarter.

Real global output growth and contributions from advanced and emerging market economies


Percentage change from quarter to quarter
Percentage points
5
4
3
2
1
0
-1
2012
2013
2014
2015
2016
2017
Advanced economies (right-hand scale)
Emerging market economies (right-hand scale)
Global growth

Seasonally adjusted annualised rates

Sources: Bloomberg, Haver Analytics, IMF, JPMorgan, national statistical offices and SARB

The US economy expanded by 3.0% in the second quarter of 2017 following disappointing growth of 1.2% in the first quarter. This acceleration was mainly due to robust growth in fixed investment and household consumption expenditure. The rebound in consumer spending was supported by job gains, rising household wealth as well as an improvement in consumer sentiment. Real economic growth in the United Kingdom (UK) remained sluggish at 1.2% in the second quarter of 2017 after slowing sharply to 0.9% in the first quarter. Subdued growth in the first half of 2017 resulted from weaker growth in household spending, as higher inflation from sterling depreciation continued to weigh on real income growth.

Real output growth in selected advanced economies

Quarter-to-quarter percentage change at seasonally adjusted annualised rates

	2015			2016					2017	
Country/region	Q3	Q4	Year*	Q1	Q2	Q3	Q4	Year*	Q1	Q2
United States................	1.6	0.5	2.9	0.6	2.2	2.8	1.8	1.5	1.2	3.0
Japan...........................	0.7	-0.9	1.1	2.1	2.0	0.9	1.6	1.0	1.2	2.5
Euro area.......................	1.8	1.7	2.0	2.1	1.2	1.9	2.5	1.8	2.2	2.6
United Kingdom	1.1	2.8	2.2	0.6	2.4	2.0	2.7	1.8	0.9	1.2
Canada	2.3	0.5	0.9	2.8	-1.4	4.2	2.7	1.5	3.7	4.5
Australia	3.5	2.4	2.4	3.9	3.1	-1.7	4.5	2.5	1.3	3.3
New Zealand.................	3.8	4.5	2.5	2.8	3.2	3.1	1.6	3.1	2.1	2.4
Advanced economies...	**1.8**	**1.2**	**2.3**	**1.5**	**1.9**	**2.2**	**2.3**	**1.7**	**1.8**	**2.8**

* Percentage change over one year

Underlined numbers indicate projections. Some regional totals include countries with forecasted data.
Sources: Bloomberg, JPMorgan, national statistical offices and SARB

4
South African Reserve Bank Quarterly Bulletin September 2017

Real economic growth in the euro area accelerated from 2.2% in the first quarter of 2017 to 2.6% in the second quarter. The acceleration was broad-based, including all of the biggest euro area economies. Household consumption expenditure in the euro area was supported by declining unemployment and buoyant consumer confidence, while fixed investment benefitted from favourable financing conditions and increased corporate profitability. Real output growth in Japan accelerated from 1.2% in the first quarter of 2017 to 2.5% in the second quarter – the highest growth rate in more than two years. The Japanese economy has now expanded for six consecutive quarters – the longest uninterrupted expansion in more than a decade. The strong growth performance in the second quarter of 2017 was due to increased household consumption expenditure as well as government consumption and investment. The Japanese labour market remained tight, with the unemployment rate at 2.8% and the job-offers-to-applicant ratio at 1.52 in July 2017 – its highest level since 1974.

Real GDP growth in Latin America slowed sharply to 1.2% in the second quarter of 2017. After rebounding in the first quarter of 2017, growth in Brazil moderated sharply to 1.0% in the second quarter, with political uncertainty delaying the implementation of key fiscal reform policies. Real output growth in Mexico decelerated somewhat to 2.3% in the second quarter of 2017 as domestic demand remained weak in the context of rising consumer price inflation and tighter credit conditions.

Real output growth in selected emerging market economies

Quarter-to-quarter percentage change at seasonally adjusted annualised rates

	2015			2016					2017	
Country/region	Q3	Q4	Year*	Q1	Q2	Q3	Q4	Year*	Q1	Q2
China	6.8	6.4	6.9	6.6	7.1	6.8	6.6	6.7	7.3	6.7
India	8.5	4.4	8.0	12.0	6.2	6.3	4.8	7.1	7.2	4.2
Indonesia	5.3	6.0	4.9	3.8	5.7	4.7	5.4	5.0	4.3	5.6
Emerging Asia	**6.9**	**5.8**	**9.0**	**7.5**	**6.6**	**6.3**	**5.9**	**6.4**	**6.9**	**5.9**
Russia	0.7	-1.5	-2.8	0.1	-0.2	0.0	1.5	-0.2	2.5	4.0
Turkey	4.4	3.5	6.1	1.6	5.1	-6.3	14.4	2.9	5.8	8.5
Poland	4.9	3.6	3.8	-0.4	3.6	1.6	7.0	2.7	4.5	4.5
Emerging Europe	**2.8**	**1.1**	**0.8**	**0.6**	**2.3**	**-1.2**	**6.0**	**1.5**	**4.0**	**5.4**
Brazil	-5.3	-3.6	-3.8	-3.9	-1.6	-2.3	-1.8	-3.6	4.2	1.0
Mexico	2.3	1.6	2.6	1.8	0.4	4.3	2.9	2.3	2.7	2.3
Argentina	0.8	-3.6	2.7	-4.2	-6.7	0.3	2.8	-2.3	4.3	5.1
Latin America	**-0.9**	**-1.1**	**0.1**	**-1.9**	**-1.5**	**0.5**	**0.7**	**-1.0**	**2.5**	**1.2**
Emerging economies	**4.8**	**3.8**	**5.4**	**4.8**	**4.6**	**4.2**	**5.0**	**4.2**	**5.7**	**5.1**

* Percentage change over one year

Underlined numbers indicate projections. Some regional totals include countries with forecasted data.
Sources: Bloomberg, Haver Analytics, JPMorgan, national statistical offices and SARB

Output growth in emerging Asia decelerated to 5.9% in the second quarter of 2017, largely due to slower economic growth in China and India. Growth in the Chinese economy moderated from 7.3% in the first quarter of 2017 to a still brisk pace of 6.7% in the second quarter. The outlook for China remains challenging given the risks associated with ongoing rapid credit growth. Real output growth in India decelerated sharply from 7.2% in the first quarter to a significantly weaker-than-expected pace of 4.2% in the second quarter. The disappointing growth performance was due to slower output growth in the manufacturing, mining and agriculture sectors.

Real output growth in emerging Europe accelerated from 4.0% in the first quarter of 2017 to 5.4% in the second quarter, mainly due to strong growth in Russia and Turkey. Real GDP growth in Russia accelerated to 4.0% in the second quarter of 2017 as household consumption

Quarterly Bulletin September 2017 South African Reserve Bank 5

expenditure and fixed investment continued to gain momentum. Output growth in Turkey expanded at a rapid pace of 8.5% in the second quarter of 2017, largely due to increased gross fixed capital formation. After accelerating at the start of 2017, headline consumer price inflation has eased somewhat in the advanced economies in recent months despite tightening labour markets and stronger output growth. US consumer price inflation moderated to below 2.0% in recent months. Similarly, improved economic conditions in both the euro area and Japan have not yet translated into higher core inflation. Inflation in emerging market economies continued to decelerate, with consumer price inflation in Brazil slowing to 2.5% in August 2017 – the lowest rate in almost 10 years – mainly due to lower prices of food and beverages. The prices of most international commodities, but especially those of energy and metals, decreased from the first to the second quarter of 2017. The prices of metals and minerals declined by 5.1% over this period, mainly due to the sharp drop in iron-ore prices. By contrast, the prices of precious metals increased by 2.2% owing to the higher gold price. Global agricultural commodity prices decreased by 2.9% in the second quarter of 2017. Similarly, energy prices declined by 5.8% over this period, underpinned by lower crude oil prices. International commodity prices Indices: 2010 = 100 150 130 110 90 70 50 30 2012 2013 2014 2015 2016 2017 Sources: World Bank and SARB At the end of May 2017, the Organization of the Petroleum Exporting Countries (OPEC) and several non-OPEC members decided to extend oil output cuts for another nine months, to March 2018. However, markets interpreted these cuts as insufficient to rebalance the oil market, causing the price of Brent crude oil to decline from about US$53 per barrel to below US$45 per barrel towards the end of June. Oil prices have since rebounded to US$54 per barrel due to robust oil demand, slower growth in the US rig count, and lower OECD oil inventories. Global trade showed some signs of moderating in the second quarter of 2017 after a long period of expansion. World trade volumes (measured by the three-month moving average of world exports) increased moderately at an annualised rate of 1.7% in June 2017, according to the CPB Netherlands Bureau for Economic Policy Analysis. Export volumes in the advanced economies rose by 4.6% while those in the emerging market economies contracted by 1.9%, reflecting large declines in Latin America as well as Central and Eastern Europe. 6 Quarterly Bulletin September 2017 Agriculture Metals and minerals Energy

Domestic economic developments Domestic output1 South Africa’s real GDP advanced at a rate of 2.5% in the second quarter of 2017 following two consecutive quarters of contraction. This reflected a turnaround in the real value added by both the secondary and tertiary sectors alongside a slower pace of increase in the primary sector. The average level of total real output in the first half of 2017 was 1.1% higher than in the corresponding period of 2016. 1The quarter-to-quarter growth rates referred to in this section are based on seasonally adjusted data and are annualised. Real gross domestic product Percentage change 6 5 4 3 2 1 0 -1 -2 -3 agriculture quarter to quarter* Indices: first quarter of 2012 = 100 115 110 105 100 ally adjusted 95 2012 Source: Stats SA 2013 2014 2015 2016 2017 When excluding the contribution of the climate-bound agricultural sector, growth in the real GDP of all the other sectors increased at a rate of 1.9% in the second quarter of 2017 compared with a decline of 1.1% in the first quarter. Real gross domestic product Quarter-to-quarter percentage change at seasonally adjusted annualised rates 2016 2017 Sector Q1 Q2 Q3 Q4 Year* Q1 Q2 Primary sector ................................. Agriculture ................................... Mining.......................................... Secondary sector ............................ Manufacturing.............................. Tertiary sector.................................. Non-primary sector ......................... Total ................................................ -19.0 -8.7 -21.8 -0.1 0.6 1.4 1.0 -1.5 9.1 -7.8 14.6 4.8 7.6 1.9 2.5 3.1 3.2 -0.2 4.2 -2.5 -3.3 0.8 0.1 0.4 -9.0 -0.1 -11.5 -1.8 -3.1 1.6 0.8 -0.3 -5.4 -7.8 -4.7 0.2 0.7 1.4 1.1 0.3 15.3 23.1 13.1 -3.3 -3.7 -2.1 -2.3 -0.6 10.3 33.6 3.9 1.9 1.5 1.2 1.3 2.5 * Percentage change over one year Source: Stats SA 7 Quarterly Bulletin September 2017 Mining sector Total Manufacturing sector Season Total quarter to quarter Total excluding Total over four quarters * * Seasonally adjusted annualised rates

Growth in the real value added by the primary sector slowed from 15.3% in the first quarter of 2017 to 10.3% in the second quarter. The slower pace of increase in the second quarter of 2017 reflected notably slower growth in the mining sector, while real output in the agricultural sector gathered further momentum. Growth in real gross domestic product by sector Total gross domestic product Primary sector Agriculture, forestry and fishing Mining and quarrying Secondary sector Manufacturing Electricity, gas and water Construction Tertiary sector Wholesale and retail trade, catering and accomodation Transport, storage and communication Finance, insurance, real estate and business services General government services -10 -5 0 5 10 15 20 25 30 35 40 Percentage change from quarter to quarter Seasonally adjusted annualised rates Source: Stats SA Growth in the real value added by the agricultural sector accelerated from a revised 23.1% in the first quarter of 2017 to a rate of 33.6% in the second quarter, contributing 0.7 percentage points to growth in total GDP. The expansion largely reflected an increase in field crop production, particularly in maize, cotton, groundnuts and soya beans, following favourable weather conditions in the first half of 2017. Horticultural and livestock production also improved over the period. Mining production rose for a second successive quarter in the second quarter of 2017, albeit at a slower pace. Growth in the real value added by the mining sector slowed to a rate of 3.9% in the second quarter of 2017 following a significant increase of 13.1% in the preceding quarter. Increased production of iron ore, gold, coal and diamonds outweighed declines in the output of platinum group metals, copper and building materials. Activity in the mining sector was 4.3% higher in the first half of 2017 than in the first half of 2016. This improvement in domestic mining output was underpinned by a combination of, among other factors, higher international commodity prices, increased global demand, and the stable supply of electricity. However, the mining sector continued to be adversely impacted by high operating costs and regulatory uncertainty. The real value added by the secondary sector increased by 1.9% in the second quarter of 2017, recovering from three consecutive quarterly contractions. Activity expanded in the manufacturing and the electricity, gas and water subsectors in the second quarter of 2017, while contracting further in the construction sector. 8 Quarterly Bulletin September 2017 -0.6 2.5 15.3 10.3 23.1 33.6 13.1 3.9 -3.3 1.9 -3.7 1.5 -4.8 -0.8 -0.5 8.8 -2.1 1.2 -5.9 0.6 -1.6 2.2First quarter 2017 Second quarter 2017 -1.2 -0.7 -0.6 2.5

Physical volume of mining production Indices: first quarter of 2012 = 100 160 140 120 100 80 60 40 2012 2013 2014 2015 2016 2017 Source: Stats SA Real output in the manufacturing sector increased in the second quarter of 2017 following three successive quarterly contractions. The real value added by the manufacturing sector advanced at a rate of 1.5% in the second quarter of 2017, contributing 0.2 percentage points to overall GDP growth. Production volumes increased in 6 of the 10 manufacturing subsectors over the period, most notably in food and beverages, motor vehicles, parts and accessories as well as radio, television and communication apparatus. Manufacturing production was boosted by global demand for domestically produced products. Despite the notable rebound in the second quarter of 2017, manufacturing production was still 1.5% lower in the first half of the year than in the corresponding period in 2016. Lower production levels in the year to the second quarter of 2017 contributed to a decrease in the utilisation of production capacity in the manufacturing sector, from a seasonally adjusted 81.5% in the first quarter of 2017 to 81.3% in the second quarter. Manufacturing sector Percentage change over four quarters Per cent 4 84 3 83 82 2 1 81 0 80 -1 79 -2 78 -3 77 2012 2013 2014 2015 2016 2017 Source: Stats SA 9 Quarterly Bulletin September 2017 Real gross value added Capacity utilisation* (right-hand scale) * Seasonally adjusted Iron ore Platinum Coal Gold Seasonally adjusted

Growth in the real value added by the sector supplying electricity, gas and water accelerated significantly from -4.8% in the first quarter of 2017 to 8.8% in the second quarter, affected by increased production in the mining and manufacturing sectors. Eskom’s improved plant performance and production capacity boosted electricity production and assisted in the connection of 37 880 households to the national grid. The real value added by the construction sector contracted by a further 0.5% in the second quarter of 2017 following a contraction of 0.8% in the first quarter. Civil construction as well as activity in the residential and non-residential building sectors contracted – consistent with the decline in building and construction confidence in the second quarter of 2017. The real output of the tertiary sector expanded by 1.2% in the second quarter of 2017 following a contraction in the preceding quarter – its first contraction since the second quarter of 2009. Increased activity in the commerce, the transport, storage and communication as well as the finance, insurance, real estate and business services sectors more than offset the slower pace of decline in the real value added by the general government services sector. The real output of the commerce sector increased by 0.6% in the second quarter of 2017 following a notable decline of 5.9% in the first quarter. The turnaround reflected a robust expansion in the retail trade subsector, driven mainly by increased sales by general dealers and by retailers of food, beverages and tobacco. By contrast, retail sales of hardware, paint and glass decreased over the period. The increased activity in the wholesale trade subsector was underpinned by a rise in the sales of solid, liquid and gaseous fuels as well as food, beverages and tobacco, together with the sales of precious stones, jewellery and silverware. Activity in the motor trade subsector deteriorated as fewer new and used vehicles were sold over the period. The real value added by the catering and accommodation subsector also decreased slightly in the second quarter of 2017. Output growth in the transport, storage and communication sector accelerated to 2.2% in the second quarter of 2017 from a contraction of 1.6% in the first quarter. Increased activity in land transport, in particular freight and passenger rail transportation, induced the expansion in the transport sector. Growth in the real output of the telecommunications subsector continued to benefit from technological innovations and attractive data promotions. Activity in the finance, insurance, real estate and business services sector increased by 2.5% in the second quarter of 2017, recovering from a contraction of 1.2% in the preceding quarter. The rebound reflected improved commercial banking activity as well as an increase in trading activity in the equity market. The real value added by the general government services sector contracted by a further 0.6% in the second quarter of 2017. This was consistent with the decrease in employment by general government over the period. Real gross domestic expenditure Real gross domestic expenditure expanded by 2.4% in the second quarter of 2017 following growth of 1.3% in the first quarter. This acceleration reflected robust growth in real final consumption expenditure by households and a moderate increase in general government expenditure. By contrast, real gross fixed capital formation contracted anew alongside a slower pace of accumulation of real inventory holdings. 10 Quarterly Bulletin September 2017

Real gross domestic expenditure Quarter-to-quarter percentage change at seasonally adjusted annualised rates 2016 2017 Component Q1 Q2 Q3 Q4 Year* Q1 Q2 Final consumption expenditure Households................................................. General government.................................... Gross fixed capital formation .......................... Domestic final demand ................................. Change in inventories (R billions)** .................. Gross domestic expenditure*** ..................... -1.5 1.5 -10.4 -2.8 -2.2 -3.6 1.2 2.8 -2.8 0.7 -37.0 -4.2 2.2 1.9 -3.5 1.0 10.8 7.5 2.2 0.3 1.7 1.7 -16.4 -1.9 0.8 2.0 -3.9 0.1 -11.2 -0.8 -2.7 -1.7 1.3 -1.7 6.8 1.3 4.7 0.8 -2.6 2.4 5.3 2.4 * Percentage change over one year ** At constant 2010 prices *** Including the residual Sources: Stats SA and SARB Components of real gross domestic final demand Indices: first quarter of 2012 = 100 120 115 110 105 100 95 2012 2013 2014 2015 2016 2017 Source: Stats SA Viewed from the expenditure side, real final consumption expenditure by households and net exports added 2.8 and 0.2 percentage points respectively to overall economic growth in the second quarter of 2017, while real gross fixed capital formation subtracted 0.5 percentage points. Contributions of expenditure components to growth in real gross domestic product Percentage points 2016 2017 Component Q1 Q2 Q3 Q4 Year Q1 Q2 Final consumption expenditure Households.................................................. General government..................................... Gross fixed capital formation ........................... Change in inventories ...................................... Net exports ..................................................... Residual .......................................................... Gross domestic product ................................ -0.9 0.3 -2.2 -1.1 2.3 0.2 -1.5 0.7 0.6 -0.6 -4.6 7.5 -0.5 3.1 1.3 0.4 -0.7 6.2 -6.8 0.0 0.4 1.3 0.1 0.3 -3.5 1.7 -0.2 -0.3 0.5 0.4 -0.8 -0.8 1.1 -0.2 0.3 -1.7 -0.4 0.3 3.0 -1.9 0.1 -0.6 2.8 0.2 -0.5 -0.2 0.2 0.1 2.5 Sources: Stats SA and SARB 11 Quarterly Bulletin September 2017 Gross fixed capital formation Final consumption expenditure by general government Final consumption expenditure by households Seasonally adjusted

Real final consumption expenditure by households increased by 4.7% in the second quarter of 2017 after having contracted by 2.7% in the first quarter, despite a renewed deterioration in consumer confidence. An increase in real expenditure on durable, semi-durable and non-durable goods induced the turnaround in total consumption expenditure, while real spending on services declined over the period. Real final consumption expenditure by households Quarter-to-quarter percentage change at seasonally adjusted annualised rates 2016 2017 Category Q1 Q2 Q3 Q4 Year* Q1 Q2 Durable goods................................................ Semi-durable goods ....................................... Non-durable goods ........................................ Services ......................................................... Total ............................................................... -15.3 2.4 -1.1 0.6 -1.5 -5.4 1.6 0.4 3.1 1.2 -3.2 -0.9 1.1 5.0 2.2 0.2 6.8 0.3 3.2 2.2 -7.3 3.3 0.9 2.1 0.8 -8.6 -13.0 -3.7 1.8 -2.7 7.4 21.2 7.9 -1.7 4.7 * Percentage change over one year Source: Stats SA Households’ real final consumption expenditure on durable goods surged by 7.4% in the second quarter of 2017 following a revised contraction of 8.6% in the first quarter. Spending on all durable subsectors increased at a brisk pace, except for personal transport equipment – the largest durable goods component – which contracted further. Purchases of new motor vehicles may have been impacted by the still-high levels of household debt as well as subdued business and consumer sentiment. Contributions to growth in real final consumption expenditure by households Durable goods Semi-durable goods Non-durable goods Services -2.0 -1.5 -1.0 -0.5 0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 Percentage points Source: Stats SA Real expenditure by households on semi-durable goods rose by a significant 21.2% in the second quarter of 2017 following a decline of 13.0% in the first quarter. Spending on most categories of semi-durable goods rebounded strongly in the second quarter of 2017, particularly 12 Quarterly Bulletin September 2017 First quarter 2017 Second quarter 2017 -0.8 0.6 -1.3 1.9 -1.4 2.9 0.8 -0.8 on clothing and footwear. By contrast, household expenditure on motorcar tyres, parts and accessories contracted.

Following a contraction of 3.7% in the first quarter of 2017, real outlays on *non-durable goods* reverted to an increase of 7.9% in the second quarter, contributing 2.9 percentage points to growth in real final household consumption expenditure. Households' increased spending on food, beverages and tobacco; consumer goods; petroleum products; and recreational and entertainment goods more than offset the reduced outlays on fuel, power and water as well as on medical and pharmaceutical products over the period.

Real spending on *services* – the largest component of household consumption expenditure – contracted in the second quarter of 2017, for the first time since the fourth quarter of 2015. Lower real outlays on services related to transport and communication, recreation, entertainment and education outweighed increased real spending on household, medical and miscellaneous services.

Growth in the real *disposable income of households* rebounded from a revised -2.1% in the first quarter of 2017 to 4.5% in the second quarter as the level of real compensation of employees increased. Household debt advanced at a slightly slower pace in the second quarter of 2017 alongside subdued growth in mortgage advances to households. Consequently, household debt as a percentage of annualised nominal disposable income decreased from 73.0% in the first quarter of 2017 to 72.6% in the second quarter as disposable income rose slightly faster than debt. However, the cost of servicing debt as a percentage of nominal disposable income remained unchanged at 9.4% over the period.

Household debt and disposable income

Percentage change from quarter to quarter


14
12
10
8
6
4
2
0
-2
-4
Nominal debt
Nominal disposable income
Real disposable income
Seasonally adjusted annualised rates
2012
2013
2014
2015
2016
2017

Source: SARB

Real *final consumption expenditure by general government* reverted from a decline of 1.7% in the first quarter of 2017 to an increase of 0.8% in the second quarter. Spending on non-wage goods and services rose over the period while expenditure on the real compensation of employees declined at a slower pace. The subdued growth likely reveals efforts by general government to restrain current expenditure given the negative impact of weak economic growth on government revenue, which poses a risk to the attainment of fiscal deficit targets. Final consumption expenditure by general government was a mere 0.1% lower in the first half of 2017 than in the corresponding period of 2016. However, the ratio of final consumption expenditure by general government to GDP of 20.7% in the second quarter of 2017 remained broadly unchanged since 2014.

Real *gross fixed capital formation* contracted by 2.6% in the second quarter of 2017, having increased at a rate of 1.3% in the first quarter. Growth in real capital spending by private business enterprises contracted anew while fixed capital investment by public corporations

Quarterly Bulletin September 2017 South African Reserve Bank 13

declined further, together deducting 4.9 percentage points from growth in total gross fixed capital investment in the second quarter of 2017. By contrast, real capital outlays by general government showed robust growth in the second quarter of 2017. The total level of real capital outlays in the first half of 2017 was 1.1% lower than in the corresponding period in 2016. Capital investment is expected to remain subdued in the near future, as the number and value of new large capital expenditure projects announced decreased in the first half of 2017 compared to a year ago, according to a recent survey conducted by Nedbank. Real gross fixed capital formation Quarter-to-quarter percentage change at seasonally adjusted annualised rates 2016 2017 Sector Q1 Q2 Q3 Q4 Year* Q1 Q2 Private business enterprises .......... Public corporations....................... General government ..................... Total ............................................. -13.8 2.5 -12.4 -10.4 -3.7 6.0 -9.0 -2.8 -5.0 -7.4 6.6 -3.5 -1.6 -3.4 19.8 1.7 -6.8 0.7 1.1 -3.9 2.9 -1.0 -1.1 1.3 -6.9 -3.1 12.4 -2.6 * Percentage change over one year Source: Stats SA Contributions to growth in real gross fixed capital formation -0.2 General government Public corporations Private business entreprises -5 -4 -3 -2 -1 0 1 2 3 Percentage points Source: Stats SA Real gross fixed capital formation by private business enterprises declined at a rate of 6.9% in the second quarter of 2017 following a brief recovery of 2.9% in the first quarter. Fixed capital formation by the private sector was deterred by subdued domestic demand, ample capacity in some parts of the domestic economy, ongoing political uncertainty, and weak business confidence. Capital investment in transport equipment and residential buildings contracted in the second quarter of 2017, the latter following two quarters of robust growth. In addition, capital outlays on non-residential buildings declined for a seventh successive quarter. By contrast, machinery and equipment was the only asset class registering a notable increase. 14 Quarterly Bulletin September 2017 First quarter 2017 Second quarter 2017 2.2 -0.2 -0.6 1.7 -4.2

Real gross fixed capital expenditure by *public corporations* contracted by 3.1% in the second quarter of 2017 – the fourth consecutive quarterly contraction. Lower capital spending on construction works and transport equipment resulted largely from the postponement of capital projects by, among others, the South African National Roads Agency. This outweighed the increased capital investment in machinery and equipment over the period.

Growth in real capital outlays by *general government* accelerated from -1.1% in the first quarter of 2017 to a brisk 12.4% in the second quarter, supported by a number of ongoing capital projects. Growth in capital spending on the upgrade, rehabilitation and expansion of roads, mainly across Gauteng and the Western Cape, accelerated, while that on schools, hospitals, clinics and other community-related infrastructure moderated in the second quarter of 2017.

Real *inventory holdings* increased by R5.3 billion (at annualised 2010 prices) in the second quarter of 2017 following an accumulation of R6.8 billion in the first quarter. The build-up of inventories in the manufacturing and trade sectors in the second quarter of 2017 was partly offset by a rundown of inventories in the mining, construction and transport sectors.

Change in real inventories and business confidence


R billions: 2010 prices
Index
Change in real inventories*
RMB/BER Business Confidence Index (right-hand scale)
80
60
40
20
0
-20
-40
-60
90
80
70
60
50
40
30
20
2012
2013
2014
2015
2016
2017
* Seasonally adjusted and annualised

Sources: Stats SA and BER

Gross saving

South Africa's *national saving rate,* measured as gross saving as a percentage of GDP, deteriorated to 16.3% in the second quarter of 2017 from 17.2% in the first quarter. Lower gross saving by incorporated business enterprises and households weighed on the total saving rate, while saving by general government increased marginally. The foreign financing ratio (the share of total gross capital formation to be financed through foreign capital inflows) was 12.9% in the second quarter of 2017, as the level of gross capital formation outweighed that of national saving. The average level of total saving increased to 16.8% of GDP in the first half of 2017 from 15.7% in the corresponding period in 2016, reflecting increased saving by both business corporations and the household sector.

As a percentage of GDP, gross saving by the *corporate sector* decreased from 15.6% in the first quarter of 2017 to 13.8% in the second quarter, mainly due to higher corporate tax and dividend payments. However, the average level of corporate saving increased to 14.7% of GDP in the first half of 2017 from 13.5% in the first half of 2016.

The saving rate of *general government* improved marginally to 0.9% in the second quarter of 2017. Government revenue rose slightly due to increases in corporate tax and taxes on products over the period, while interest payments on public debt and subsidies decreased. The average saving rate of general government deteriorated to 0.4% in the first half of 2017 from 0.9% in the corresponding period in 2016.

Quarterly Bulletin September 2017 South African Reserve Bank 15

Gross saving by the household sector edged lower to 1.6% of GDP in the second quarter of 2017 from 1.7% in the first quarter as nominal consumption increased slightly faster than nominal disposable income. 2Unless stated to the contrary, the QES data reported in this section are seasonally adjusted. Employment2 The South African economy remained unable to create meaningful employment opportunities in the first quarter of 2017, amid a contraction in real GDP and weak business confidence. Formal non-agricultural employment increased marginally by 0.1% from the fourth quarter of 2016 to the first quarter of 2017, according to the Quarterly Employment Statistics (QES) survey released by Statistics South Africa (Stats SA). Only 5 800 employment opportunities were created in the quarter, keeping the total level of formal non-agricultural employment at an estimated 9.7 million. Formal non-agricultural employment Number (millions) 2.5 7.5 2.4 2.3 7.4 2.2 2.1 2.0 7.3 2012 2013 2014 2015 2016 2017 Sources: Stats SA and SARB The marginal increase in formal non-agricultural employment resulted from a slight pickup in private sector employment at an annualised rate of 0.6% in the first quarter of 2017. In the subsectors of private sector employment, gains in trade, catering and accommodation services; non-gold mining; and construction more than offset job losses in the remaining five subsectors in the first quarter of 2017. Despite a contraction in output for two consecutive quarters, private sector employment increased for three successive quarters up to the first quarter of 2017, with a cumulative 56 700 jobs created over the period. Most of these job gains occurred in the services sectors, which account for almost 70% of private formal non-agricultural employment. Employment in the private goods-producing sectors also increased moderately for a second successive quarter in the first quarter of 2017 following a prolonged period of job losses. Public sector employment trended steadily lower after reaching a peak in the second quarter of 2014, shedding a cumulative 20 900 jobs up to the first quarter of 2017. This followed an earlier announcement by the Minister of Finance in the 2014 Medium Term Budget Policy Statement to freeze the government employee headcount. Public sector employment decreased further by an annualised 0.9% in the first quarter of 2017, with the pace of job shedding moderating somewhat. 16 Quarterly Bulletin September 2017 Public sector Public sector (adjusted for election-related outliers) Private sector (right-hand scale) Seasonally adjusted

Private sector employment



Number (millions)
2.5
2.4
2.3
2.2
5.2
5.1
5.0
4.9
Goods-producing sectors
Services sectors (right-hand scale)
Seasonally adjusted
2012
2013
2014
2015
2016
2017

Sources: Stats SA and SARB

Local governments and provinces continued to reduce their staff complement, while all other tiers of the public sector recorded moderate employment gains in the first quarter of 2017.

Change in enterprise-surveyed formal non-agricultural employment by sector*

Sector	Change over one quarter: Q1 2017		Change over four quarters to Q1 2017		Cumulative job losses (-)/ gains (+)**	
	Number	Per cent annualised	Number	Per cent	Q2 2010 to Q1 2014	Q2 2014 to Q1 2017
Total mining	7 700	7.0	6 100	1.3	600	-27 500
Gold mining	-800	-2.9	-700	-0.6	-41 100	-3 400
Other mining	8 600	10.5	6 800	2.0	41 700	-24 000
Manufacturing	-3 400	-1.1	-1 800	-0.2	-44 400	-28 600
Construction	2 900	1.9	-6 600	-1.1	17 700	-22 500
Trade, catering and accommodation services	15 100	2.9	43 200	2.1	84 000	96 500
Transport, storage and communication services	-700	-0.8	-9 700	-2.8	7 600	-14 300
Finance, insurance, real estate and business services	-9 900	-1.8	-13 400	-0.6	135 900	19 600
Community, social and personal services	-800	-0.6	13 800	2.6	30 200	18 300
Private sector	**11 000**	**0.6**	**31 500**	**0.4**	**231 600**	**41 400**
National departments	1 300	1.1	-5 300	-1.1	44 000	26 600
Provinces	-7 100	-2.6	-10 300	-1.0	109 600	-53 100
Local governments	-2 900	-3.6	-3 400	-1.1	71 600	1 400
Public transport, storage and communication services	400	1.4	-7 800	-6.4	26 700	-15 300
Other public sector enterprises, including electricity and IEC***	3 100	5.0	-53 200	-17.1	19 700	19 500
Public sector	**-5 200**	**-0.9**	**-80 000**	**-3.5**	**271 600**	**-20 900**
Grand total	**5 800**	**0.2**	**-48 500**	**-0.5**	**503 200**	**20 500**

* Seasonally adjusted. Components may not add up to totals due to rounding off.
** These reflect the two most recent phases in the formal non-agricultural employment cycle.
*** Independent Electoral Commission

Source: Stats SA

Quarterly Bulletin September 2017 South African Reserve Bank 17

Mining sector employment increased markedly in the first quarter of 2017, consistent with the sharp rebound in the real GVA by the mining sector over the period. When measured over four quarters, mining sector employment increased for the first time since the third quarter of 2012, aided by the rise in international commodity prices in recent quarters. Significant employment gains were recorded in the non-gold mining sector in the first quarter of 2017, assisted in part by the return to service of some coal-mining operations. By contrast, labour paring continued in the gold-mining sector over the same period, albeit at a slower pace. Prospects for investment, output and employment in the mining sector will likely be influenced by a combination of the trend in international commodity prices, movements in the exchange value of the rand, and ongoing policy uncertainty, most recently regarding the revised 2017 Mining Charter and the acquisition of mineral rights.

Mining-sector employment and commodity prices


Percentage change over four quarters
8
4
0
-4
-8
40
20
0
-20
-40
Employment
South African export commodity prices:
US dollar-denominated (right-hand scale)
2012
2013
2014
2015
2016
2017

Sources: Stats SA and SARB

Following a somewhat surprising increase in *manufacturing sector employment* in the fourth quarter of 2016, the sector once again shed jobs in the first quarter of 2017. The downward trend in manufacturing sector employment highlights sustained broad-based weakness, evidenced by contracting manufacturing output and deteriorating sentiment in the first quarter of 2017. The *Absa Manufacturing Survey* by Stellenbosch University's Bureau for Economic Research (BER) indicated that manufacturing business confidence fell notably from 28 index points in the first quarter of 2017 to 16 in the second quarter, reflecting broad-based pessimism. The BER also noted that domestic demand conditions deteriorated at a faster pace while export indicators exhibited a mixed performance. Manufacturers' rating of insufficient demand and the general political climate as constraints to business conditions surged to near-record highs in the second quarter of 2017. This, together with the continued slack capacity in the sector, resulted in respondents scaling back planned fixed investment outlays further.

Box 1 Trends in output and employment in the manufacturing sector following the global financial crisis

Globally, manufacturing production is expected to be a main driver of economic growth in 2017. The *World Economic Outlook* published by the International Monetary Fund in April 2017 anticipates an improvement in global manufacturing output emanating from a gradual recovery in fixed investment and the effect of lower international commodity prices, containing input cost inflation.

South Africa's manufacturing sector has struggled to gain traction after the 2008-09 global financial crisis, with its contribution to real gross domestic product (GDP) declining from around 16% in 2008 to about 13% in 2016. This is broadly consistent with the international trend, with the exception of a few countries such as Botswana and Germany.

18 South African Reserve Bank Quarterly Bulletin September 2017

2008 15 1.35 19 Quarterly Bulletin September 2017 Real gross value added by the manufacturing sector as a percentage of real gross domestic product China* Germany Japan India Zimbabwe South Africa Belgium Mozambique Netherlands United States Namibia United Kingdom Zambia Botswana 0 5 10 15 20 25 30 35 Percentage of GDP * Data for China represent total industrial production, not just manufacturing production. Source: World Bank In South Africa, annual growth in the real gross value added (GVA) by the manufacturing sector improved to a high of 5.9% in 2010 before tapering off to a mere 0.7% in 2016. Employment in the sector did not recover after the 2008-09 recession; a total of 136 000 formal manufacturing jobs was lost between 2008 and 2016. Fixed investment spending in the manufacturing sector also weakened after its post-recession rebound in 2010 and 2011, contracting on an annual basis between 2014 and 2016. Weak output growth in the manufacturing sector could be ascribed to a gradual weakening in domestic demand, low and deteriorating business confidence, rapidly rising input costs (especially for electricity), a loss of competitiveness as well as skills shortages, which also impeded fixed investment and resulted in employment losses in the sector. The manufacturing sector also experienced a number of severe and prolonged labour strikes in the years following the recession. Output, fixed investment and employment in South Africa’s manufacturing sector Percentage change over one yearNumber (millions) 10 5 1.30 0 -5 1.25 -10 -15 1.20 -20 -25 1.15 -30 -35 1.10 2008 2009 2010 2011 2012 2013 2014 2015 2016 Source: Stats SA Real gross value added Real gross fixed capital formation Employment (right-hand scale) 2016

The real GVA by the manufacturing sector increased by 12.5% from 2009 to 2013. An analysis of the manufacturing subsectors shows that, over this period, real output increased the most in the following subsectors: *radio, television and communication equipment* (22.1%); *petroleum products, chemical, rubber and plastic products* (19.5%); and *other non-metallic mineral products* (18.1%). Despite this increase in real output, significant job losses occurred over the period, with almost 33 000 jobs shed. The job losses were fairly widespread across the manufacturing subsectors, with the largest occurring in *textiles, clothing and leather goods* (-17 387); *furniture and other manufacturing* (-10 540); and *metals, metal products, machinery and equipment* (-9 122). In addition to domestic labour relations and input cost challenges, these subsectors faced increased competition from relatively cheap imported products over this period.

Change in real output and employment in the manufacturing sector

Manufacturing subsectors	2009–2013		2014–2016	
	Percentage change in GVA	Change in the number employed	Percentage change in GVA	Change in the number employed
Food, beverages and tobacco	4.5	- 513	4.4	26 794
Textiles, clothing and leather goods	7.0	-17 387	-3.4	-2 040
Wood and paper, publishing and printing	14.2	- 78	4.5	-9 104
Petroleum products, chemicals, rubber and plastic products	19.5	8 076	6.2	-9 460
Other non-metallic mineral products	18.1	-6 160	-10.8	-1 439
Metals, metal products, machinery and equipment	11.4	-9 122	-6.7	-21 847
Electrical machinery and apparatus	16.4	4 829	4.5	428
Radio, television and communication equipment	22.1	1 552	7.6	-1 026
Transport equipment	16.3	-3 284	1.7	884
Furniture and other manufacturing	8.0	-10 540	-8.0	-3 081
Total manufacturing sector	**12.5**	**-32 627**	**0.6**	**-19 891**

Source: Stats SA

From 2013 to 2016, the real GVA by the manufacturing sector increased by a mere 0.6% while a further 20 000 formal manufacturing jobs were lost. Over this period, output contracted in 4 of the 10 manufacturing subsectors, while job losses occurred in 7 subsectors. Of note is that the *food, beverages and tobacco* subsector managed to create almost 27 000 jobs since 2013 while the *metals, machinery and equipment* subsector shed a further 22 000 jobs in the same period.

Between 2008 and 2015[1], the relative share in overall nominal manufacturing output of only three subsectors increased, namely of *food, beverages and tobacco* (from 18.2% to 25.5%); *wood and paper, publishing and printing* (from 9.3% to 10.8%); and *radio, television and communication equipment* (from 1.3% to 1.5%). Between 2008 and 2016, the employment share decreased the most in the subsectors *textiles, clothing and leather goods* (from 9.5% to 7.7%) as well as *metals, metal products, machinery and equipment* (from 23.3% to 21.9%). Conversely, the employment share increased in the *food, beverages and tobacco* (from 16.5% to 20.6%) as well as *petroleum products, chemicals, rubber and plastic products* (from 12.0% to 13.1%) subsectors.

1 Relative shares of the manufacturing subsectors are calculated at current prices. The latest available GVA data by subsector is for 2015.

20 South African Reserve Bank Quarterly Bulletin September 2017

21 Quarterly Bulletin September 2017 Share of nominal output and employment by manufacturing subsector Share of GVA*Share of employment Manufacturing subsectors 2008 2015** 2008 2016 Food, beverages and tobacco..................... 18.2 25.5 16.5 20.6 Textiles, clothing and leather goods............. 3.4 3.0 9.5 7.7 Wood and paper, publishing and printing .... 9.3 10.8 11.3 11.4 Petroleum products, chemicals, rubber and plastic products.................................... 23.6 22.6 12.0 13.1 Other non-metallic mineral products ............ 4.6 3.3 5.6 4.8 Metals, metal products, machinery and equipment ............................................ 21.3 17.7 23.3 21.9 Electrical machinery and apparatus ............. 2.5 1.6 3.3 3.8 Radio, television and communication equipment ................................................... 1.3 1.5 1.3 1.6 Transport equipment ................................... 7.8 6.4 9.9 9.4 Furniture and other manufacturing............... 7.9 7.7 7.0 5.8 Total manufacturing sector......................... 100.0 100.0 100.0 100.0 * GVA includes estimates of the informal sector. ** Latest data available (shares calculated at current prices) Source: Stats SA While output growth remained weak in the manufacturing sector, some support came from export growth, which in turn was supported by the recovery in global economic growth and the depreciation of the exchange value of the rand against major currencies as from 2011. Manufacturing exports Percentage change over one year 50 40 30 20 10 0 -10 -20 -30 2008 2009 2010 2011 2012 2013 2014 2015 2016 Source: SARB The share of manufacturing exports to total exports2 increased from 35.6% in 2008 to 38.3% in 2016. In 2016, the main regional destinations of South African-manufactured exports were Europe and Africa, followed by the United States. 2 All export data used in this box exclude exports to the BLNS countries.

South African manufacturing export destinations

Per cent


2016
30.9
4.6
29.6
10.5
2.8
2.4
2.0
17.3
Europe (excluding UK)
Africa
Japan
China
United Kingdom
United States
India
Other

Source: SARS

In 2016, South Africa's largest manufactured export product category was *vehicles and transport equipment* (35.4%), followed by *machinery and electrical equipment* (22.3%), *chemical products* (15.0%) and *food, beverages and tobacco* (9.4%). That same year, Germany was the single largest destination of South African manufacturing exports, comprising mostly vehicles (62.3%) and machinery (22.6%).

South African manufacturing exports by product

Per cent


2016
1.4
0.2
15.0
4.8
5.2
1.5
22.3
35.4
2.0
1.4
1.1
0.3
9.4
Chemical products
Paper, paper board and articles
Machinery and electrical equipment
Optical and professional equipment
Cement and articles of stone
Food, beverages and tobacco
Footwear
Resins, plastics and articles thereof
Textiles
Vehicles and transport equipment
Other manufactured products
Works of art and collectors items
Wood products

Sources: Stats SA and SARB

22

South African Reserve Bank Quarterly Bulletin September 2017

Construction sector employment increased in the first quarter of 2017, regaining some of the jobs lost in the previous quarter. Nevertheless, construction sector employment remained well below its most recent peak in the first quarter of 2013 and at levels similar to those recorded in the second half of 2009. Consistent with low employment levels, building and construction sentiment indicators pointed to a further loss of momentum in the sector. The First National Bank (FNB)/BER Building Confidence Index shed 11 index points to a level of 32 in the second quarter of 2017, and the broad-based nature of the decline suggests that the building sector remained under significant pressure. While the residential building segment displayed a slightly better performance, this was offset by continued weakness in non-residential building activity. Likewise, the FNB/BER Civil Confidence Index dropped from 40 to 28 index points over the same period, depressed by a marked deterioration in construction activity which weighed on profitability. With 80% of respondents citing insufficient demand as a business constraint, construction activity is expected to remain weak for the remainder of the year. Following a moderate increase in the fourth quarter of 2016, job shedding continued in the finance, insurance, real estate and business services sector in the first quarter of 2017 – a trend observed since the beginning of 2016, with only 19 600 jobs created in the three quarters to the first quarter of 2017. This was in stark contrast to the approximately 96 500 employment opportunities created in the trade, catering and accommodation services sector over the same period. Employment levels increased notably despite a contraction in the real value added by the sector in the first quarter of 2017. Results from the BER’s Retail Survey showed that business confidence fell among wholesalers, retailers and new vehicle dealers due to deteriorating trading conditions, lower sales volume growth, and an unexpected increase in purchasing price inflation which weighed on profitability and thus overall business confidence. Given the low consumer confidence, subdued wage growth and higher tax burdens, a moderation in trade sector employment growth may be expected in the medium term. According to the Quarterly Labour Force Survey conducted by Stats SA, the total number of persons employed in South Africa decreased by 113 000 from the first to the second quarter of 2017, lowering the total level of employment to approximately 16.1 million. However, total employment increased meaningfully – by 554 000 – in the year to the second quarter of 2017, boosted somewhat by a low base in the second quarter of 2016. As a result, year-on-year growth in total employment accelerated to 3.6% in the second quarter of 2017 from 3.4% in the first quarter. Household-surveyed formal non-agricultural employment increased by 275 000 (or 2.5%) in the year to the second quarter of 2017, while informal sector employment advanced by 254 000 over the same period, representing a significant increase of 10.1%. The most notable annual gains were observed in the finance (175 000), trade (129 000) and manufacturing (88 000) sectors. Encouragingly, the bulk of these job gains occurred on a permanent or medium-term contract basis (259 000), followed by unspecified-duration contracts (119 000). Unemployment rate Per cent 28 27 26 25 24 23 2012 2013 2014 2015 2016 2017 Sources: Stats SA and SARB 23 Quarterly Bulletin September 2017 Seasonally adjusted unemployment rate Official unemployment rate

The number of unemployed persons decreased by 37 000 from the first to the second quarter of 2017, lowering the total number of unemployed South Africans to a still-high 6.2 million. However, unemployment increased by a notable 543 000, or 9.6%, when measured over four quarters. Encouragingly, the number of discouraged job seekers decreased by 165 000 in the year to the second quarter of 2017. The official unemployment rate remained unchanged at 27.7% in the second quarter of 2017 but was higher than the 26.6% recorded a year earlier. However, the seasonally adjusted unemployment rate increased further, from 27.3% in the first quarter of 2017 to 27.6% in the second quarter – a sixth consecutive quarterly increase. Furthermore, the youth unemployment rate rose for a second successive quarter, from 54.3% in the first quarter of 2017 to 55.9% in the second quarter, up from 53.7% a year earlier. Labour cost and productivity The year-on-year pace of increase in the nominal remuneration per worker in the formal non-agricultural sector of the economy accelerated from 5.5% in the fourth quarter of 2016 to 6.6% in the first quarter of 2017, following six consecutive quarters of moderation. Growth in the nominal remuneration per worker quickened in both the public and the private sectors. Real wage growth per worker also accelerated, from -0.5% in the fourth quarter of 2016 to 1.0% in the first quarter of 2017, as nominal wage growth accelerated while consumer price inflation slowed somewhat. Public sector remuneration growth per worker accelerated from 8.5% in the fourth quarter of 2016 to 10.7% in the first quarter of 2017, when not adjusting for election-related outliers. Nominal wage growth accelerated at local government level and at other public sector enterprises while slowing at provinces and national departments. Nominal wage growth at other public sector enterprises quickened notably from 11.4% to 31.2% over the period, largely due to the low base created in the first quarter of 2016 when a large number of low-earning temporary employment opportunities were created by the Independent Electoral Commission. This temporarily lowered the average remuneration per worker in that quarter. Remuneration growth per worker in the private sector accelerated somewhat from 4.4% in the fourth quarter of 2016 to 5.2% in the first quarter of 2017, reversing the recent downward trend in private sector wage growth per worker since the second quarter of 2015. Year-on-year growth in remuneration per worker accelerated in the following sectors: mining (from 7.0% to 8.3%); private community, social and personal services (from 5.7% to 5.8%); finance, insurance, real estate and business services (from 3.4% to 5.2%); and trade, catering and accommodation services (from 3.0% to 4.7%). By contrast, remuneration growth slowed in the following sectors: private transport, storage and communication services (from 7.6% to 6.2%); manufacturing (from 6.6% to 5.7%); and construction (from 4.6% to 4.0%). The average wage settlement rate in collective bargaining agreements amounted to 7.8% in the first half of 2017, marginally up from 7.7% in the first half of 2016 and slightly higher than the average of 7.5% for 2016 as a whole, according to Andrew Levy Employment Publications. The number of working days lost due to strike action increased from 200 000 to 230 000 between the first half of 2016 and the first half of 2017. Multi-year wage agreements in the steel and engineering sector as well as in the coal-mining sector are due for renewal in 2017, which could impact on the number of working days lost due to strike action in the second half of the year. 24 Quarterly Bulletin September 2017

Formal non-agricultural nominal remuneration per worker Percentage change over four quarters 14 12 10 8 6 4 2 2012 2014 2015 2016 2017 2013 Public sector* Henderson moving average Private sector Henderson moving average * Adjusted for election-related outliers Sources: Stats SA and SARB Year-on-year growth in labour productivity in the formal non-agricultural sector of the economy accelerated from 0.8% in the fourth quarter of 2016 to 1.1% in the first quarter of 2017, as year-on-year employment growth slowed at a faster pace than output growth. However, when adjusting for election-related outliers, labour productivity growth slowed further from 0.7% in the fourth quarter of 2016 to 0.5% in the first quarter of 2017. With year-on-year growth in total remuneration accelerating and year-on-year output growth remaining virtually unchanged, growth in nominal unit labour cost in the formal non-agricultural sector of the economy accelerated from 4.7% in the fourth quarter of 2016 to 5.4% in the first quarter of 2017. Labour productivity and nominal unit labour cost Percentage change over four quarters 9 6 3 0 -3 2012 2013 2014 2015 2016 2017 Sources: Stats SA and SARB 25 Quarterly Bulletin September 2017 Labour productivity (adjusted for election-related outliers) Henderson moving average Unit labour cost Henderson moving average

Prices3 Domestic inflationary pressures eased significantly throughout the first half of 2017 due to the confluence of the appreciation in the exchange value of the rand since early 2016, weak consumer demand, slowing food price inflation and, more recently, lower international commodity prices. 3Unless stated to the contrary, all rates mentioned in this section reflect year-on-year changes. South Africa’s headline consumer price inflation moderated from a recent peak of 6.8% in December 2016 to 4.6% in July 2017 – close to the midpoint of the inflation target range. Headline consumer and producer price inflation Percentage change over 12 months 9 8 7 6 5 4 3 2 1 0 2012 2013 2014 2015 2016 2017 Source: Stats SA Producer price inflation moderated even more notably than consumer price inflation in the first half of 2017. Producer price inflation for final manufactured goods slowed from 7.2% in December 2016 to 3.6% in July 2017 – its lowest reading since September 2015. Price inflation decelerated in 5 of the 9 main final manufactured goods subcategories over this period, with the slowdown driven largely by the following products: food, coal and petroleum as well as metals and machinery. Producer price inflation for intermediate manufactured goods also moderated markedly from 7.3% to 1.5% over the same period – its lowest rate of increase in 21 months. Producer price inflation Percentage change over 12 months 15 12 9 6 3 0 -3 2012 2013 2014 2015 2016 2017 Source: Stats SA 26 Quarterly Bulletin September 2017 Final manufactured goods Intermediate manufactured goods Consumer price index Producer price index for final manufactured goods

Although price inflation slowed in most of the main intermediate manufactured goods subcategories over this period, the largest contribution came from a significant deceleration in price inflation for basic and fabricated metals as well as chemicals, rubber and plastic products.

The recent marginal decrease in international commodity prices, together with the appreciation in the exchange value of the rand from early 2016 onwards, contributed to a significant deceleration in producer price inflation for mining products from 12.2% in February 2017 to -0.9% in July. Following a notable slowdown in the second half of 2016, producer price inflation for agriculture, forestry and fishing products remained very subdued in the first half of 2017 and amounted to 0.3% in July, following six consecutive months of deflation up to June.

Producer price inflation for electricity and water – both administered prices – moderated markedly in July 2017. Following the decision by the National Energy Regulator of South Africa to award Eskom an annual electricity tariff increase of only 2.2% this year, producer price inflation for electricity moderated significantly from 10.7% in March 2017 to 2.2% in July. Water price inflation also moderated somewhat to 10.5% in July 2017 after remaining at 12.1% for three consecutive months up to June.

Consumer goods price inflation reached a recent peak in December 2016 before slowing to 3.4% in July 2017. Initially, this moderation in consumer goods price inflation was driven largely by slowing durable and semi-durable goods price inflation. Durable goods price inflation decelerated from 7.1% in December 2016 to a mere 1.7% in July 2017, likely reflecting the disinflationary effect from the appreciation of the exchange value of the rand from early 2016 onwards. Price inflation for new motor vehicles more than halved over this period, while the prices of furniture and equipment, household appliances as well as information-processing equipment were all lower in July 2017 than a year earlier. Likewise, semi-durable goods price inflation decelerated from 5.9% in December 2016 to 3.0% in July 2017, largely reflecting a moderation in clothing and footwear price inflation, which constitutes two-thirds of the semi-durable goods basket. More recently, non-durable goods price inflation (comprising 72% of the consumer goods basket) also moderated notably, from 8.1% in March 2017 to 4.0% in July, as inflation in food, beverages and tobacco prices as well as in fuel prices slowed.

Headline consumer price inflation

Percentage change over 12 months

	Weights					
	In total CPI	In total subcategory	Dec 2016	May 2017	Jun 2017	Jul 2017
Goods	48.70	100.0	7.9	5.5	4.7	3.4
Non-durable goods	35.21	72.0	8.2	6.4	5.5	4.0
Food and non-alcoholic beverages	17.24	35.0	11.8	6.9	6.9	6.8
Alcoholic beverages and tobacco	5.82	12.0	5.5	3.1	3.3	3.3
Electricity	3.75	8.0	7.4	7.4	7.4	2.1
Fuel	4.58	9.0	3.8	8.0	2.0	-3.6
Semi-durable goods	5.68	12.0	5.9	3.8	3.5	3.0
Clothing and footwear	3.83	8.0	5.3	3.9	3.8	3.6
Household textiles	0.46	1.0	2.3	1.2	0.6	-0.4
Durable goods	7.81	16.0	7.1	3.1	2.8	1.7
New motor vehicles	5.62	12.0	10.5	5.4	5.3	3.9
Furniture and equipment	0.35	0.5	-2.0	-3.1	-5.6	-2.5
Appliances	0.37	0.5	4.0	0.0	-3.5	-4.2
Information-processing equipment	0.31	0.5	-3.6	-7.4	-7.3	-10.4
Services	51.30	100.0	5.9	5.4	5.5	5.6
Housing and utilities	20.30	40.0	5.5	5.3	5.4	5.2
Transport	3.10	6.0	3.2	2.7	2.1	2.4
Restaurants and hotels	3.09	6.0	7.0	4.8	4.1	4.1
Insurance	10.06	20.0	7.8	7.9	8.1	8.0
All items	**100.00**	-	**6.8**	**5.4**	**5.1**	**4.6**

Source: Stats SA

Quarterly Bulletin September 2017 South African Reserve Bank 27

Consumer services price inflation moderated in the opening three months of 2017 before remaining broadly unchanged up to July. In recent months, price inflation for housing and insurance services accelerated somewhat, while that for transport services as well as for restaurant and hotel services moderated.

International *food prices* increased steadily since the beginning of 2016, following a prolonged period of decline. The US dollar-denominated international food price index of the Food and Agriculture Organization (FAO) of the United Nations rose to its highest level in 24 months in February 2017, then receded somewhat in the following two months before increasing again up to July. This recent increase was driven largely by higher dairy and cereal prices. However, the rand-denominated FAO food price index increased at a year-on-year rate of only 0.4% in July 2017 due to the appreciation in the exchange value of the rand. Similarly, despite the gradual rise in international cereals prices since the fourth quarter of 2016, the rand-denominated FAO international cereals price index remained 0.2% below its level of a year earlier in July 2017.

Domestic food price inflation decelerated significantly in the first half of 2017, particularly at the producer level. Although this moderation in domestic food price inflation was fairly broad-based, it was to a large extent driven by declining cereals prices as expectations that the 2017 domestic maize crop could be the largest on record caused domestic maize prices to fall significantly. By contrast, the pace of moderation in domestic food price inflation was tempered by an acceleration in domestic meat and meat product price inflation in the first half of 2017.

Agricultural producer food price inflation slowed from double-digit rates in 2016 to -3.0% in June 2017, driven largely by a marked deceleration in the producer price inflation of cereals and other crops (with a weight of 21% in the agricultural food price basket) to -39.9% in the same month. Following suit, producer food price inflation at the final manufactured level moderated from a recent peak of 12.2% in December 2016 to 3.3% in July 2017. The moderation resulted largely from lower price inflation for grain mill, starch and bakery products.

Consumer and producer cereal prices

Percentage change over 12 months

	Weights					
	In the overall index	In the relevant food basket	Dec 2016	May 2017	Jun 2017	Jul 2017
Agricultural producer prices	85.28	100.0	5.5	-2.0	-3.0	-1.0
Cereals and other crops	17.94	21.0	0.4	-35.8	-39.9	-33.9
Final manufactured producer food prices	25.17	100.0	12.2	5.7	4.7	3.3
Grain mill products	1.43	6.0	12.0	-9.6	-15.1	-18.0
Starches, starch products and animal feed	1.98	8.0	10.4	-3.9	-4.6	-7.3
Bakery products	6.59	25.0	11.1	6.4	7.0	4.0
Consumer food prices	15.48	100.0	12.0	7.0	7.0	6.8
Bread and cereals	3.21	21.0	17.4	3.4	3.1	2.0
Bread	1.16	8.0	13.1	5.5	5.6	4.7
Other (flour, maize meal)	1.10	7.0	29.0	-0.8	-3.1	-7.4
Rice	0.38	3.0	7.6	0.9	2.8	2.4
Cakes	0.36	2.0	8.4	7.6	10.1	17.0
Pasta	0.21	1.0	12.7	2.4	5.7	6.0

Source: Stats SA

Consumer food price inflation also moderated from a recent peak of 12.0% in December 2016 to 6.6% in April 2017 before accelerating slightly to 6.8% in July. The slowdown was largely driven by bread and cereal price inflation (with a weight of 21% in the consumer food price basket), which receded from a recent peak of 17.4% in December 2016 to 2.0% in July 2017. Price inflation also moderated in a number of other consumer food subcategories over this period, notably vegetables, fruit, oils and fat as well as milk, cheese and eggs.

28 South African Reserve Bank Quarterly Bulletin September 2017

Consumer food price inflation Percentage change over 12 months 21 18 15 12 9 6 3 0 -3 2012 2013 2014 2015 2016 2017 Source: Stats SA The downward trend in domestic food price inflation was countered somewhat by a notable acceleration in meat price inflation at the consumer and producer level in recent months on account of reduced supply as farmers rebuild their herds after the drought. Live animal producer price inflation (with a weight of 38% in the agricultural producer food basket) accelerated markedly from 10.3% in December 2016 to 31.7% in July 2017, reflecting supply constraints. This led to higher prices of final manufactured meat and meat products, with price inflation in this category accelerating to 17.8% in July 2017. Meat price inflation also accelerated notably at the consumer level, from 7.6% in December 2016 to 14.4% in July 2017. Price inflation quickened in most of the consumer meat subcategories over this period, as red meat prices were affected by drought-related supply shortages while poultry prices were impacted by the outbreak of avian flu in Europe and more recently also in South Africa. Consumer and producer meat prices Percentage change over 12 months Weights In the overall index In the relevant food basket Dec 2016 May 2017 Jun 2017 Jul 2017 Agricultural producer prices ........................... Live animals............................................... Final manufactured producer food prices ...... Meat and meat products ........................... Consumer food prices ................................... Meat .......................................................... Poultry .................................................. Beef ..................................................... Dried, salted or smoked meat .............. Lamb.................................................... Pork ..................................................... Other processed meat................................... 85.28 32.71 25.17 5.35 15.48 5.46 2.12 1.44 1.02 0.68 0.17 0.03 100.0 38.0 100.0 21.0 100.0 35.0 14.0 9.0 7.0 3.0 1.0 1.0 5.5 10.3 12.2 10.1 12.0 7.6 8.0 7.1 6.3 9.1 7.5 13.5 -2.0 28.5 5.7 15.5 7.0 12.3 14.3 13.2 10.2 7.4 9.7 12.3 -3.0 32.5 4.7 17.0 7.0 13.0 14.6 14.2 10.8 9.8 11.3 6.3 -1.0 31.7 3.3 17.8 6.8 14.4 16.8 15.7 9.1 14.4 11.3 5.1 Source: Stats SA Similarly to overall consumer price inflation, underlying inflationary pressures eased notably in the first half of 2017. Subtracting the impact of the usually more volatile food, non-alcoholic beverages and fuel prices from the calculation of headline consumer price inflation, this measure 29 Quarterly Bulletin September 2017 Total food Meat Bread and cereals of inflation decelerated from 5.9% in December 2016 to 4.5% in July 2017. Likewise, the measure of core inflation preferred by the SARB, also excluding electricity prices, slowed from 5.9% to 4.7% over the same period. This was the lowest core inflation rate in four-and-a-half years.

Headline and underlying measures of consumer price inflation



Percentage change over 12 months
8
7
6
5
4
3
2
Headline consumer price index
Headline consumer price index, excluding food* and fuel
Headline consumer price index, excluding food*, fuel and electricity
2012
2013
2014
2015
2016
2017

* Food includes non-alcoholic beverages.

Source: Stats SA

Administered price inflation receded notably in recent months, largely due to lower fuel price inflation. Administered price inflation slowed from a recent peak of 8.4% in March 2017 to 1.8% in July, driven by a marked moderation in fuel price inflation from 15.0% to -3.6% over the same period following a decrease in international crude oil prices. However, when excluding fuel and electricity prices, administered price inflation accelerated from 4.8% in March 2017 to 5.1% in July, as price increases in a number of administered price categories remained fairly sticky above the upper limit of the inflation target range.

Administered price inflation



Percentage change over 12 months
12
9
6
3
0
-3
-6
Administered price index
Administered price index, excluding fuel
Administered price index, excluding fuel and electricity
2012
2013
2014
2015
2016
2017

Source: Stats SA

Average headline inflation expectations for 2017, as measured with the Inflation Expectations Survey conducted by the BER, retreated to below the upper level of the inflation target range when it moderated from 6.2% in the first quarter of 2017 to 5.9% in the second quarter. All three

30 South African Reserve Bank Quarterly Bulletin September 2017

survey participant groups lowered their average headline inflation expectations for 2017. The average inflation expectations for 2018 and 2019 declined marginally by 0.1 percentage points each, to 5.8% and 5.9% respectively. Financial analysts adjusted their expectations notably lower for both 2017 and 2018, while trade union representatives lowered their expectations for all three forecast years. By contrast, business people lowered their inflation expectations marginally for 2017 but adjusted their expectations upwards for 2018.

Headline consumer price inflation expectations

Per cent, as surveyed in the second quarter of 2017

Average inflation expected for:	Financial analysts	Business representatives	Trade union representatives	All surveyed participants
2017	5.4	6.3	6.0	5.9
2018	5.1	6.4	5.9	5.8
2019	5.5	6.5	5.9	5.9
The next five years	5.5	6.3	5.8	5.9

Source: BER

Average five-year inflation expectations picked up slightly to 5.9% in the second quarter of 2017 after edging lower to 5.7% in the first quarter. All three surveyed groups revised their five-year inflation forecasts upwards: financial analysts from 5.4% to 5.5%, business representatives from 6.2% to 6.3%, and labour union representatives from 5.5% to 5.8%.

Headline consumer price inflation and inflation expectations



Percentage change over 12 months
8
7
6
5
4
3
2
2012
2013
2014
2015
2016
2017
Headline consumer price inflation
Five years ahead
Two years ahead
One year ahead
Current year

Sources: BER and Stats SA

Average household inflation expectations for the next 12 months increased significantly from 6.0% in the fourth quarter of 2016 to 6.6% in the first quarter of 2017 and remained unchanged in the second quarter. Similar to business and trade union representatives, the jump in households' 12-month inflation expectations in the first quarter of 2017 could likely be attributed to the higher actual annual average inflation outcome for 2016 that had been provided to households in the first-quarter questionnaire.

Quarterly Bulletin September 2017 South African Reserve Bank 31

External economic accounts Current account4 South Africa’s trade surplus widened from R57.4 billion in the first quarter of 2017 to R64.6 billion in the second quarter, marking a third consecutive quarterly trade surplus. The larger trade surplus resulted from a slightly faster pace of increase in the value of exported gold and merchandise goods than that of merchandise imports. Merchandise trade values benefitted primarily from higher trade volumes in the second quarter of 2017. 4Unless stated to the contrary, the current-account transaction flows referred to in this section are all seasonally adjusted and annualised. Balance of payments on current account R billions, seasonally adjusted and annualised 2016 2017 Q2 Q3 Q4 Year Q1 Q2 Merchandise exports ................................................... Net gold exports.......................................................... Merchandise imports ................................................... Trade balance ............................................................. Net service, income and current transfer payments........................................................ Balance on current account ....................................... As a percentage of gross domestic product ............ 1 104 54 -1 110 48 1 033 47 -1 086 -7 1 071 49 -1 065 56 1 054 51 -1 090 15 1 069 55 -1 067 57 1 102 74 -1 112 65 -160 -113 -2.6 -159 -166 -3.8 -132 -76 -1.7 -156 -142 -3.3 -149 -91 -2.0 -175 -110 -2.4 Components may not add up to totals due to rounding off. Sources: Stats SA and SARB Balance of payments: current account Percentage of gross domestic product 2 1 0 -1 -2 -3 -4 -5 0 -1 -2 -3 -4 -5 -6 -7 2012 2013 2014 2015 2016 2017 Seasonally adjusted and annualised Sources: Stats SA and SARB 32 Quarterly Bulletin September 2017 Balance on current account Trade balance Balance on services, income and current transfer account

Contrary to the improvement in the trade balance, the shortfall on the services, income and current transfer account widened further in the second quarter of 2017. As a result, the deficit on the current account of the balance of payments widened from R91 billion in the first quarter of 2017 to R110 billion in the second quarter, and as a ratio of GDP from 2.0% to 2.4%.

The value of merchandise exports increased by 3.1% in the second quarter of 2017 following a marginal decrease of 0.2% in the first quarter. The value of mining and manufacturing exports increased in the second quarter of 2017. Mining export values were buoyed by higher values of exported base metals and articles of base metals as well as platinum group metals. The former reflected large volumes of aluminium exports that were destined for Japan and Thailand. These increases more than offset the significant decline in the values of exported pearls and semi-precious stones as well as mineral products, particularly iron ore. The value of manufactured exports increased in the second quarter of 2017 after declining in the preceding three quarters. This increase was largely due to the higher export values of vehicles and transport equipment, processed food, beverages and tobacco as well as chemical products. The rise in the former was supported by a substantial increase in the number of exported vehicles, as reported by the National Association of Automobile Manufacturers of South Africa.

Exports of vehicles and transport equipment


Number
Index: 2010 = 100
400 000
300 000
200 000
100 000
0
300
250
200
150
100
2012
2013
2014
2015
2016
2017
Number of vehicles
Value of vehicles and transport equipment (right-hand scale)

Seasonally adjusted and annualised

Sources: Stats SA, NAAMSA and SARB

The value of agricultural exports remained broadly unchanged in the second quarter of 2017, as declines in the export values of live animals and animal products as well as vegetable products were fully offset by increases in the export values of raw hides and skins as well as animal and vegetable fats and oils.

Quarterly Bulletin September 2017 South African Reserve Bank 33

34 Quarterly Bulletin September 2017 Box 2 Nominal and real exports and imports of goods and services The exports and imports of goods and services in the balance of payments compared to those in the national accounts (in the estimation of the gross domestic product (GDP) from the expenditure side) have often been a source of misunderstanding. This stems from the fact that, in the former, trade is recorded in nominal terms while in the national accounts the focus is mostly on real, or constant, growth. These two can, in principle, move in different directions. In the compilation of South Africa’s balance of payments, the exports and imports of goods and services are recorded at nominal value (current prices), reflecting changes in both volumes and prices. Trade in goods and services at nominal value in the current account of the balance of payments, by definition, forms part of the estimation of expenditure on GDP at current prices. The balance of payments is compiled in nominal values because it is concerned with transactions between residents and non-residents in an economy involving goods, services, income, transfers as well as financial claims on, and liabilities to, the rest of the world. The exports and imports of goods and services contribute to the deficits or surpluses on the current account of the balance of payments, which by implication indicates whether South Africa borrows from or lends to the rest of the world. However, in the estimation of GDP, the exports and imports of goods and services have a different purpose, contributing to real aggregate demand. Here, the focus is on real values – in other words, on changes in quantities – by stripping out changes in prices. The figure below demonstrates how growth in nominal export values can be quite significant while growth in export volumes is subdued. This is most evident in 2016, when the nominal exports of goods and services grew by 6.9% year on year while real growth was slightly negative. From a balance-of-payments point of view, this implies a very positive increase that is essentially explained by price changes rather than by real growth of exports (i.e. volumes). Exports of goods and services Percentage change over one year 30 20 10 0 -10 -20 1995 1997 1999 2001 2003 2005 2007 2009 2011 2013 20152017* * 2017 Q1 and Q2 seasonally adjusted and annualised Sources: Stats SA and SARB Similar trends can be discerned from imports. In general, the nominal value of exports and imports of goods and services tends to be affected more by changes in prices than by changes in volumes. Price changes largely reflect volatility in the exchange value of the rand and movements in international commodity prices. Nominal Real

1995 1997 1999 2001 2003 2005 2007 2009 2011 2013 2015 2017* 30 35 Quarterly Bulletin September 2017 Imports of goods and services Percentage change over one year 40 30 20 10 0 -10 -20 -30 * 2017 Q1 and Q2 seasonally adjusted and annualised Sources: Stats SA and SARB In addition to export and import values and quantities, another important complementary indicator is the terms of trade, defined as the ratio of export to import prices. To calculate the terms of trade, these export and import price indices are respectively derived from the ratios between exports and imports at current and constant prices on an aggregate level (i.e. implicit deflators). The terms of trade strengthens (i.e. the index value increases) when the increase in export prices outpaces that in import prices. A strengthening of the terms of trade usually contributes to an improvement in the current account of the balance of payments. Terms of trade* Percentage change over one year 25 20 15 10 5 0 -5 -10 -15 Index: 2010 = 100 120 110 100 90 80 70 60 1995 1997 1999 2001 2003 2005 2007 2009 2011 2013 20152017** * Including gold ** 2017 Q1 and Q2 seasonally adjusted and annualised Sources: Stats SA and SARB Terms of trade Export price Import price Nominal Real of real of net real quarterly real of real exports The rand price of merchandise exports increased marginally in the second quarter of 2017, contained by significant declines in the international prices of some of South Africa’s major export commodities. In US dollar terms, the price of a basket of South African-produced non-gold export commodities declined by 5.3% in the second quarter of 2017 following four consecutive quarterly increases. This reversal was brought about by declines in the prices of iron ore, nickel, coal, platinum and copper, which fell by 25.9%, 10.1%, 5.6%, 4.1% and 3.0% respectively. The marked decline in the international price of iron ore was mainly due to a global oversupply, also reflected in rising inventory levels at Chinese ports. Similarly, nickel prices were suppressed by oversupply concerns as well as a lack of demand from the steel industry. International prices of selected South African export commodities US dollar indices: 2010 = 100 120 100 80 60 40 20 2012 2013 2014 2015 2016 2017 Source: World Bank 36 Quarterly Bulletin September 2017 Coal Copper Platinum Iron ore Nickel Changes in the real value of exports and imports of goods and services affect growth in real GDP. An increase in the real value of exports (export volumes) contributes positively to real GDP growth, while an increase in the real value of imports (import volumes) subtracts from real GDP growth. Contributions of real exports and imports of goods and services to growth in real gross domestic product Percentage points Contribution Contribution Contribution Annual and imports* exports GDP growth** 2015..................................................... 1.1 1.6 -0.5 1.3 2016..................................................... 0.0 -1.2 1.1 0.3 2016 Q1............................................... -1.4 -3.6 2.3 -1.5 2016 Q2............................................... 4.8 -2.7 7.5 3.1 2016 Q3............................................... -7.1 -0.3 -6.8 0.4 2016 Q4............................................... 3.4 1.8 1.7 -0.3 2017 Q1............................................... -1.0 1.0 -1.9 -0.6 2017 Q2............................................... 4.1 3.9 0.2 2.5 * The minus sign (-) indicates a positive contribution to overall economic growth. ** Quarterly data are seasonally adjusted and annualised. Sources: Stats SA and SARB

The volume of merchandise exports increased by 2.9% in the second quarter of 2017, underpinned by increases in the physical quantities of exported mining and manufactured goods. The rise in manufactured export volumes was also reflected in the increase in the volume of break bulk cargo handled at national ports in South Africa during the second quarter, with a notable increase in the volume of exported vehicles and transport equipment. As a ratio of GDP, the volume of merchandise exports increased slightly from 24.1% in the first quarter of 2017 to 24.6% in the second quarter. The US dollar price of gold on the London market remained volatile in the second quarter of 2017. The average price of gold increased in April on account of expectations of interest rates remaining lower for longer in the US following weak economic activity in the first quarter of 2017. The price of gold then receded in May before rising again in June. As a result, the average international price of gold increased by 3.2% to US$1 258 per fine ounce in the second quarter of 2017 after remaining broadly unchanged at US$1 219 per fine ounce in the first quarter. This reflected increased demand for gold by central banks as, among others, the central banks of Kazakhstan, Russia and Turkey purchased gold in the second quarter of 2017. The average realised rand price of net gold exports rebounded in the second quarter of 2017 following three consecutive quarterly declines. Increased gold production and foreign demand for locally produced gold contributed to a sharp rise in the physical quantity of net gold exports in the second quarter of 2017. Consequently, the value of net gold exports increased significantly in the second quarter of 2017. The value of merchandise imports increased by 4.2% in the second quarter of 2017 following a marginal increase in the first quarter. The value of both imported mining products and imported manufactured products increased over the period. Mining imports were raised by higher values of imported base metals and articles of base metals as well as pearls, precious and semi-precious stones. The value of imported mineral products decreased in the second quarter of 2017, weighed down by a contraction in the value of crude oil imports as its average realised rand price declined. The value of imported manufactured goods increased noticeably on account of higher values of imported machinery and electrical products, vehicles and transport equipment as well as textiles and textile articles in the second quarter of 2017. Merchandise imports R billions 1 200 1 000 800 600 400 200 0 2015 2012 2013 2014 2016 2017 Seasonally adjusted and annualised Sources: Stats SA and SARB The increases in the import values of mining and manufactured products more than offset the decline in the import value of agricultural products in the second quarter of 2017. This reflected a reduction in the import values of vegetable products as well as animal and vegetable fats and oils, as improved domestic agricultural production conditions led to reduced demand for foreign-produced vegetable products. 37 Quarterly Bulletin September 2017 Total Manufacturing Mining

The volume of merchandise imports rose by 3.7% in the second quarter of 2017 – a third consecutive quarterly increase. This increase resulted mainly from higher volumes of non-oil merchandise imports, particularly of manufactured goods. The volume of imported manufactured goods was bolstered by increased local demand for foreign-produced machinery and electrical equipment as well as vehicles and transport equipment. The import penetration ratio increased from 26.1% in the first quarter of 2017 to 26.9% in the second quarter. South Africa’s terms of trade deteriorated marginally in the second quarter of 2017 as import prices increased at a slightly faster pace than export prices. The shortfall on the services, income and current transfer account widened further in the second quarter of 2017. As a ratio of GDP, this deficit increased fairly steeply from 3.3% in the first quarter of 2017 to 3.8% in the second quarter – broadly similar to the first quarter of 2016. Although the widening in the deficit on the services, income and current transfer account could be attributed to all three main components of the account, the largest impact came from net current transfer payments, which increased notably in the second quarter of 2017. This resulted from an increase in the amount paid to South Africa’s trading-partner countries in the Southern African Customs Union at the commencement of the 2017/18 fiscal year. The net income deficit widened further in the second quarter of 2017, largely due to developments in dividend payments and receipts. Dividend payments to non-resident investors declined further in the second quarter of 2017, resulting in a contraction of almost 25% in the first half of 2017 compared to the corresponding period of 2016. This followed a marginal decrease of 1.3% for 2016 as a whole, which reflected the impact of the current weak economic conditions on the distribution of profits. Dividend receipts from abroad declined even more than dividend payments to non-residents in the second quarter of 2017. Despite the contraction in dividend payments of late, the ratio of dividend payments to dividend receipts still increased from 2.0 in the first quarter of 2017 to 2.7 in the second quarter. Ratio of dividend payments to receipts Ratio 5.0 4.5 4.0 3.5 3.0 2.5 2.0 1.5 1.0 2014 2012 Source: SARB 2013 2015 2016 2017 Net payments for services also increased somewhat during the second quarter of 2017, largely driven by increased payments of a technical nature in the category ‘other services’. Travel receipts, which account for about 55% of total services receipts, remained broadly unchanged, while receipts for passenger-related services provided to non-residents decreased in the second quarter of 2017. 38 Quarterly Bulletin September 2017 Average: Q1 2012 to Q2 2017

Financial account

The net inflow of capital on South Africa's financial account of the balance of payments (including reserve assets but excluding unrecorded transactions) declined from R37.6 billion in the first quarter of 2017 to R3.2 billion in the second quarter. On a net basis, direct investment, other investment and financial derivatives recorded outflows while portfolio investment recorded inflows during the second quarter of 2017. Overall financial account inflows amounted to 0.3% of GDP in the second quarter of 2017.

Net financial transactions

R billions

	2016				2017	
	Q2	Q3	Q4	Year	Q1	Q2
Change in liabilities						
Direct investment	8.6	7.0	6.5	33.5	9.0	3.9
Portfolio investment	51.0	55.5	1.9	139.9	25.9	74.7
Financial derivatives	-103.8	-116.1	-129.8	-499.3	-90.9	-59.6
Other investment	-13.8	26.3	-4.8	1.0	40.9	-29.4
Change in assets						
Direct investment	-6.5	-1.4	-19.5	-49.7	-9.9	-30.4
Portfolio investment	0.1	-19.2	80.5	100.7	-18.4	-9.4
Financial derivatives	94.4	115.0	127.7	485.6	90.6	58.4
Other investment	2.9	-22.5	-17.5	-22.2	-22.2	-3.1
Reserve assets	1.2	7.8	-53.8	-40.6	12.7	-1.9
Total identified financial transactions*	**34.0**	**52.3**	**-8.7**	**148.9**	**37.6**	**3.2**
As a percentage of gross domestic product	*3.2*	*4.8*	*-0.8*	*3.4*	*3.4*	*0.3*

* Excluding unrecorded transactions
Inflow (+) /outflow (-)

Source: SARB

Foreign-owned assets in South Africa

South Africa's direct investment liabilities recorded an inflow of R3.9 billion in the second quarter of 2017 following an inflow of R9.0 billion in the first quarter. The inflow during the second quarter could be attributed to loan funding to domestic enterprises from their parent companies. However, the sale of a significant stake in a company in the banking sector by a foreign direct investor partly countered the inflow.

Portfolio investment liabilities recorded inflows of R74.7 billion in the second quarter of 2017 following inflows of R25.9 billion in the first quarter, driven by a search for yield in emerging markets, including South Africa. Capital inflows in the second quarter reflected the acquisition of domestic debt securities and, to a lesser extent, equity securities by foreign investors. Non-resident investors accumulated debt securities to the value of R49.2 billion in the second quarter of 2017 following an inflow of R42.1 billion in the first quarter. An international convertible bond issuance of US$250 million and redemption of US$170 million by the same private sector company contributed to the acquisition of debt securities. National government also redeemed a US$141 million international bond. Non-residents acquired equity securities of R25.5 billion in the second quarter of 2017 following the disposal of such securities to the value of R16.1 billion during the preceding quarter.

Quarterly Bulletin September 2017 South African Reserve Bank 39

Other investment liability flows switched from an inflow of R40.9 billion in the first quarter of 2017 to an outflow of R29.4 billion in the second quarter. This sharp reversal resulted from large repayments on short-term foreign currency-denominated loans by the domestic banking sector. Net other investment flows R billions 100 75 50 25 0 -25 -50 2012 2013 2014 2015 2016 2017 Source: SARB South African-owned assets abroad South African entities’ direct investment abroad advanced by R30.4 billion in the second quarter of 2017 following an outflow of R9.9 billion in the first quarter, as a domestic resources company acquired a large platinum-mining company abroad. In addition, South African direct investors continued to extend debt financing to their foreign subsidiaries and associates. South African residents acquired foreign portfolio assets to the value of R9.4 billion in the second quarter of 2017 following the acquisition of such assets to the value of R18.4 billion in the first quarter. The acquisition of foreign portfolio assets mainly took the form of an increase in debt securities acquired by the domestic private sector, which was countered somewhat by a decrease in the acquisition of foreign equity securities. Outflows related to other investment assets amounted to R3.1 billion in the second quarter of 2017 following an outflow of R22.2 billion in the first quarter. These outflows were the result of a slower pace of increase in foreign deposits of the domestic banking and non-banking private sectors. Foreign debt South Africa’s total outstanding external debt increased from US$142.8 billion at the end of December 2016 to US$152.1 billion at the end of March 2017, mainly due to substantial purchases of rand-denominated government bonds by non-residents as well as an increase in short-term foreign-currency debt of the non-monetary private sector. Foreign currency-denominated external debt increased from US$70.7 billion at the end of December 2016 to US$74.3 billion at the end of March 2017, while rand-denominated external debt, expressed in US dollars, increased from US$72.1 billion to US$77.8 billion over the same period. South Africa’s gross external debt, expressed in rand terms, increased notably from R1 947 billion to R2 048 billion over this period. The ratio of rand-denominated external debt to total external debt increased from 50.5% at the end of December 2016 to 51.2% at the end of March 2017. 40 Quarterly Bulletin September 2017 Assets Liabilities

External debt US$ billions 160 140 120 100 80 60 40 20 0 90 80 70 60 50 40 30 20 10 0 Foreign currency-denominated Rand-denominated Total (right-hand scale) Per cent 60 160 140 120 100 80 60 40 20 0 nings (right-hand scale) 50 40 30 20 10 0 2012 2013 2014 2015 2016 2017 Source: SARB Total foreign currency-denominated external debt increased in the first quarter of 2017, largely as a result of increases in drawings of loans by public corporations and the non-monetary private sector. The foreign currency-denominated debt balances of government and the monetary sector remained broadly unchanged over the period. Foreign debt of South Africa US$ billions at end of period 2015 2016 2017 Q4 Q1 Q2 Q3 Q4 Q1 Foreign currency-denominated debt................... Debt securities ..................................................... Other .................................................................... Public sector .................................................... Deposit-taking institutions................................. Non-monetary private sector ............................ Rand-denominated debt ..................................... Debt securities.................................................. Other ................................................................ Total foreign debt ................................................ As a percentage of gross domestic product ..... As a percentage of total export earnings .......... 69.3 23.3 46.0 7.7 19.9 18.4 54.8 28.7 26.1 124.1 39.1 119.2 67.6 22.7 45.0 8.1 17.9 19.0 61.7 32.9 28.8 129.3 43.2 133.9 66.9 22.5 44.4 8.0 16.8 19.6 65.5 36.2 29.3 132.4 45.8 141.1 70.4 21.9 48.5 8.1 20.6 19.6 72.6 42.2 30.4 143.0 49.5 154.2 70.7 24.1 46.6 8.1 19.2 19.3 72.1 41.4 30.7 142.8 48.3 149.8 74.3 24.1 50.2 9.1 19.2 21.9 77.8 45.0 32.8 152.1 48.5 150.3 Source: SARB 41 Quarterly Bulletin September 2017 External debt to export ear External debt to GDP

Rand-denominated external debt, expressed in US dollars, increased substantially in the first quarter of 2017 on account of net purchases of domestic government bonds by non-residents and, to a lesser extent, drawings of short-term loans by the non-monetary private sector.

South Africa's total external debt as a ratio of annual GDP increased slightly from 48.3% at the end of December 2016 to 48.5% at the end of March 2017. Likewise, the ratio of external debt to export earnings increased marginally from 149.8% to 150.3% over the same period.

International investment position

South Africa's positive net international investment position (IIP) increased significantly from R157 billion at the end of December 2016 to R289 billion at the end of March 2017 following four consecutive quarterly declines. Foreign assets increased much more than foreign liabilities in the first quarter of 2017.

The market value of South Africa's foreign assets (outward investment) increased to R5 966 billion at the end of March 2017 compared with R5 696 billion at the end of December 2016. This 4.7% increase in foreign assets resulted mainly from increases in direct and portfolio investment. Direct investment increased largely on account of an increase in the share price of a large foreign subsidiary of a South African company. The surge in the value of foreign portfolio assets mainly took the form of an increase in equity securities acquired by the domestic private sector. Higher international share prices also contributed to the increase in foreign portfolio assets, with the Standard & Poor's 500 rising by 5.5% over the period. The 1.3% appreciation in the exchange value of the rand against the US dollar from the end of 2016 to 31 March 2017 had a subdued effect on the value of South Africa's foreign assets.

South Africa's international investment position


R billions
6 400
6 000
5 600
5 200
4 800
4 400
4 000
800
600
400
200
0
-200
-400
Foreign liabilities
Foreign assets
Net international investment position
(right-hand scale)
2013
2014
2015
2016
2017

Source: SARB

The market value of South Africa's foreign liabilities (inward investment) increased from R5 540 billion at the end of December 2016 to R5 678 billion at the end of March 2017. This 2.5% increase in foreign liabilities reflected increases in the value of portfolio and other investments while direct investment and financial derivatives declined marginally. The JSE All-Share Price Index (Alsi) increased by 2.8% from the end of December 2016 to the end of March 2017 and contributed to the increase in the value of portfolio investment liabilities. The increase in portfolio investment liabilities was further augmented by the acquisition of domestic debt securities by foreign investors, as the search for yield continued. Other investment liabilities increased mainly on account of a rise in loan financing by parastatals, banks and the non-banking private sector.

42 South African Reserve Bank Quarterly Bulletin September 2017

Foreign liabilities as a ratio of annual GDP increased from 127.5% at the end of December 2016 to 128.9% at the end of March 2017, while foreign assets increased from 131.1% to 135.5% over the same period. This resulted in the positive net IIP rising to 6.6% of GDP at the end of March 2017 compared to 3.6% at the end of December 2016.

International reserves and liquidity

South Africa's international reserves increased by R1.9 billion in the second quarter of 2017 following a decrease of R12.7 billion in the first quarter.

The US dollar value of South Africa's gross gold and other foreign reserves (i.e. the international reserves of the SARB before accounting for reserves-related liabilities) increased from US$46.6 billion at the end of March 2017 to US$47.4 billion at the end of June, largely due to an increase in the US dollar price of gold as well as the depreciation of the US dollar against most major currencies. Subsequently, the country's gross gold and other foreign reserves decreased to US$46.9 billion at the end of August. The level of import cover (i.e. the value of gross international reserves relative to the value of imports of goods and services as well as income payments) decreased slightly from 5.0 months at the end of March 2017 to 4.9 months at the end of June.

International reserves


US$ billions
Months
60
55
50
45
40
35
6.0
5.5
5.0
4.5
4.0
3.5
Gross reserves
International liquidity position
Import cover ratio (right-hand scale)
2012
2013
2014
2015
2016
2017

Source: SARB

South Africa's international liquidity position[5] increased from US$41.4 billion at the end of March 2017 to US$42.2 billion at the end of June and further to US$42.6 billion at the end of August.

5 This is calculated as the SARB's gross gold and foreign exchange reserves minus foreign currency-denominated liabilities against both domestic and foreign counterparties plus/minus the forward position in foreign currency.

Exchange rates

The nominal effective exchange rate of the rand (NEER) remained broadly unchanged in the second quarter of 2017. The NEER strengthened by 0.3% and 0.4% in April and May 2017 respectively but weakened by 0.7% in June. Factors supporting the rand in the first two months of the quarter included, among others, better-than-expected domestic retail sales data and positive foreign trade data. However, the decision by credit rating agency Moody's to downgrade South Africa's sovereign foreign credit rating, together with the release of disappointing domestic unemployment and GDP data for the first quarter of 2017, curbed the improvement in the domestic currency. Sentiment towards the local currency was also dented by concerns over the Public Protector's recommendations regarding the central bank's mandate as well as the deterioration in both consumer and business confidence in the second quarter of 2017. Nevertheless, the exchange value of the rand continued to receive support from the global search for yield by international investors.

Quarterly Bulletin September 2017 South African Reserve Bank 43

Exchange rates of the rand

Percentage change

	30 Sep 2016 to 30 Dec 2016	30 Dec 2016 to 31 Mar 2017	31 Mar 2017 to 30 Jun 2017	30 Jun 2017 to 31 Aug 2017
Weighted average*	7.4	-0.7	-0.1	-1.7
Euro	9.0	-0.4	-3.6	-3.6
US dollar	2.5	1.3	2.9	0.4
Chinese yuan	6.8	0.4	1.2	-2.3
British pound	8.2	-0.1	-1.4	1.3
Japanese yen	18.7	-3.2	3.0	-1.0

* Trade-weighted exchange rate against a basket of 20 currencies (nominal effective exchange rate)
Depreciation – / appreciation +

Source: SARB

The US dollar weakened further in the second quarter of 2017, as sentiment continued to be influenced by political uncertainty in the US, with the new administration encountering difficulty in advancing major legislative changes. The Federal Open Market Committee policy statement for July 2017 was perceived as dovish, adding further downward pressure on the US dollar. Towards the end of the second quarter of 2017, the outlook for emerging market currencies was affected by expectations that accommodative monetary policies among the world's major central banks could be coming to an end.

External value of the US dollar*


Index: 31 December 2015 = 100
110
108
106
104
102
100
98
96
94
92
90
2016
2017

* US dollar against a basket of major currencies

Sources: Reuters and SARB

Selected exchange rates: US dollar per domestic currency unit


Indices: 31 December 2015 = 100
140
130
120
110
100
90
80
70
2016
2017
Brazilian real
Chilean peso
Indian rupee
South African rand
South Korean won
Turkish lira

The currencies of the advanced economies displayed significant volatility during the second quarter of 2017. As such, movements in the exchange value of the rand against these currencies diverged notably, ranging from a depreciation of 3.6% against the euro to a 3.0% appreciation against the Japanese yen. The domestic currency weakened in July and August 2017 amid persistent uncertainty surrounding domestic political developments. Towards the end of August, concerns about North Korea, the raising of the debt ceiling in the US as well as the impact of Hurricane Harvey drove the euro above US$1.20 for the first time since the start of 2015, while the gold price traded above US$1 320 per ounce for the first time since early September 2016, amid a general preference for safe assets.

44
South African Reserve Bank Quarterly Bulletin September 2017

Effective exchange rates of the rand Indices: 2010 = 100 110 100 90 80 70 60 50 2012 2013 2014 2015 2016 2017 Source: SARB The real effective exchange rate of the rand (REER) increased by 4.2% from December 2016 to June 2017, and in March reached its highest level since September 2012. Turnover in the South African foreign exchange market The net average daily turnover in the South African market for foreign exchange decreased by 6.1% from US$20.3 billion in the first quarter of 2017 to US$19.1 billion in the second quarter. This decline was due to the lower liquidity associated with the Easter holiday season in April, together with the increased volatility in the foreign exchange market following heightened political uncertainty during the month of June. Net average daily turnover in the South African foreign exchange market US$ billions 30 25 20 15 10 5 0 2012 2013 2014 2015 2016 2017 Source: SARB Turnover in the domestic market for foreign currency against the rand fell from US$14.7 billion in the first quarter of 2017 to US$12.7 billion in the second quarter, while turnover in the market for third currencies increased from US$5.6 billion to US$6.4 billion over the same period. 45 Quarterly Bulletin September 2017 Tra Tra Tot nsactions against the rand nsactions in third currencies al Stronger rand = higher Real effective exchange rate Nominal effective exchange rate

Monetary developments, interest rates and financial markets Money supply Growth in the broadly defined money supply (M3) remained subdued and closely aligned with the weak expansion in nominal GDP in the first half of 2017. Growth in the deposit holdings of the household sector maintained its slowing trend but surpassed that of the corporate sector. Growth in the deposit holdings of the corporate sector remained weak although it improved somewhat from a recent low in July 2016. Quarter-to-quarter seasonally adjusted and annualised growth in total M3 decelerated to -0.3% in the second quarter of 2017 – the first contraction since the last quarter of 2009. The income velocity of circulation of M3 increased slightly from 1.40 in the first quarter of 2017 to 1.44 in the second quarter as a result of the lagged growth in M3 relative to nominal GDP. Money supply and gross domestic product Year-on-year percentage change 14 12 10 8 6 4 2 0 2012 2013 2014 2015 2016 2017 Sources: Stats SA and SARB The total M3 deposit holdings of the domestic private sector increased by R8.0 billion in the second quarter of 2017, i.e. by significantly less than the R36.9 billion in the first quarter but up from a small contraction in the same period a year earlier. The deceleration in quarterly M3 M3 holdings of households and companies Source: SARB 46 Quarterly Bulletin September 2017 Households ........................................ Companies: Total................................ Of which: Financial ......................... Non-financial................... Total M3 deposits .............................. Quarter-on-quarter change R billions Percentage of total M3 deposit holdings 20162017 2017 Q2Q3Q4Q1Q2 Q2 31.427.125.611.930.2 -33.0 47.135.225.0-22.2 -3.0 31.410.230.010.8 -29.9 15.725.0-5.0 -33.0 -1.6 74.360.836.98.0 34.1 65.9 37.8 28.1 100.0 M3 Nominal GDP

growth resulted mainly from a R22.2 billion reduction in the deposit holdings of the corporate sector, partly due to the seasonal occurrence of provisional tax payments in June of each year. Within the corporate sector, the deposit holdings of non-financial companies shrank significantly while those of financial companies increased. The deposit holdings of the household sector increased by R30.2 billion in the second quarter of 2017, up from R11.9 billion in the first quarter and only slightly less than the increase in the second quarter of 2016. Household deposits were most likely boosted by banks' aggressive marketing to strategically grow their customer base across various products.

Deposits by maturity


Percentage change over 12 months
20
15
10
5
0
-5
-10
-15
2012
2013
2014
2015
2016
2017
Cash, cheque and other demand
Long term
Short and medium term

Source: SARB

The most liquid deposit category, i.e. cash, cheque and other demand deposits, accounts for half of all deposit balances of the private sector. The share of long-term deposits to total deposit balances increased slightly from around 18.0% in early 2016 to 19.7% in July 2017, probably supported by higher interest rates over the period. More recently, year-on-year growth in long-term deposits slowed notably from 11.9% in January 2017 to 3.2% in June, before rebounding to 7.3% in July. The demand for short- and medium-term deposits remained weak in the first half of 2017, with these deposits contracting by 1.2% in the year to July. By contrast, 12-month growth in cash, cheque and other demand deposits picked up from a recent low of 7.6% in March 2017 to 12.1% in July. The resilience in demand deposits highlighted the preference for liquidity in an uncertain domestic economic environment.

Deposit holdings of households and companies


Percentage change over 12 months
20
15
10
5
0
-5
Households
Financial companies
Non-financial companies
2012
2013
2014
2015
2016
2017

Source: SARB

Quarterly Bulletin September 2017
South African Reserve Bank
47

Although year-on-year growth in the deposit holdings of the household sector remained stronger than that of the corporate sector, it moderated from an average of 11.7% in 2016 to 9.4% in July 2017. Growth in the deposit holdings of the corporate sector also fluctuated lower, from 7.0% in January 2017 to 5.5% in July. Within the corporate sector, growth in the deposit holdings of financial and non-financial companies displayed diverging trends; growth in financial company deposits accelerated from -1.0% in May 2016 to 7.7% in July 2017 while that in non-financial company deposits decelerated over the period, registering 2.8% in July. Growth in non-financial company deposits moderated sharply from a recent high of 13.1% in October 2015, likely reflecting the increasingly difficult economic environment.

Diverse movements in the statistical counterparts of M3 explained the change in money supply in the second quarter of 2017. Net foreign assets increased notably, assisted by a smaller increase in claims against the private sector. This was largely offset by a decrease in net other assets in the second quarter of 2017. The increase in net foreign assets occurred when the decrease in the foreign liabilities of the banking sector exceeded the decrease in their foreign assets. Foreign liabilities contracted due to a reduction in foreign currency funding received from the foreign sector. Net claims on the government sector also decreased, as increased government deposits at banks exceeded both the rise in loans to government and the increase in government securities held by the banking sector. The decrease in net other assets and liabilities resulted from a decrease in other assets, while capital and other liabilities increased.

Statistical counterparts of change in M3

R billions

	2016			2017	
	Q2	Q3	Q4	Q1	Q2
Net foreign assets	7.6	-73.5	10.6	-38.9	29.1
Net claims on the government sector	8.4	75.0	-17.5	17.0	-6.1
Claims on the private sector	-19.0	68.4	29.7	78.7	17.4
Net other assets and liabilities	1.5	4.3	38.0	-20.0	-32.3
Total change in M3	**-1.6**	**74.3**	**60.8**	**36.9**	**8.0**

Source: SARB

Credit extension

Year-on-year growth in total loans and advances to the domestic private sector has trended lower over the past year and has fluctuated at around zero in real terms since early 2016. Credit extension to the household sector remained weak in the first half of 2017 while demand for credit by the corporate sector also lost some momentum over this period, dampening the expansion in overall credit extension to the domestic private sector. The continued deceleration in credit growth was reflective of subdued domestic economic activity in conjunction with low levels of business and consumer confidence. The limited uptake of credit by households was also visible through the continued decline in the ratio of household debt to disposable income in recent quarters. Year-on-year growth in total loans and advances initially accelerated somewhat from 4.7% in March 2017 to 6.3% in May, but subsequently decelerated again to 5.4% in July. Following the downgrade of South Africa's sovereign credit rating, international rating agencies also downgraded the credit rating of domestic banks, affecting the cost of credit going forward. Nonetheless, the recent reduction in the repurchase rate and the subsequent reduction in bank lending rates may provide some financial relief to debt-laden consumers.

48 South African Reserve Bank Quarterly Bulletin September 2017

Bank loans and gross domestic product Year-on-year percentage change 20 16 12 8 4 0 2012 2013 2014 2015 2016 2017 Sources: Stats SA and SARB Quarter-to-quarter seasonally adjusted and annualised growth in total loans and advances to the private sector decelerated from 7.0% in the first quarter of 2017 to 5.4% in the second quarter. The slower credit growth relative to nominal GDP resulted in a decrease in the ratio of credit to GDP, from 74.0% in the first quarter of 2017 to 73.0% in the second quarter. Credit extension to the corporate sector increased by R4.8 billion in the second quarter of 2017, which was significantly less than the increase of R55.3 billion in the first quarter. However, this was more than the increase of R3.0 billion in the second quarter of 2016. Year-on-year growth in loans and advances to companies moderated from 11.4% in January 2017 to 7.4% in July as corporate investment activity remained weak, with both financial and non-financial companies reducing their reliance on bank funding over the period. Growth in general loans to companies in particular moderated, from a recent high of 19.9% in June 2016 to 7.9% in July 2017, as business confidence fell to its lowest level since the 2009 recession in the second quarter of 2017. The challenging consumer environment and a tightening in public sector procurement may hamper corporate investment, and consequently also credit demand, for an extended period of time. In recent months, some large companies turned to bond issuance as an alternative to bank credit. Corporate bond issuance regained some traction from the second half of 2016 after it had lost momentum since early 2013. Year-on-year growth in bond issuance by private sector companies picked up from a recent low of -9.3% in August 2016 to 17.0% in July 2017, albeit from a low base. Lower bond yields in an environment of slowing inflation may partly have contributed to the uptick in corporate bond issuance. Nonetheless, the R128 billion total outstanding value of bonds issued by non-bank corporates on the JSE Limited (JSE) was relatively small when compared to the outstanding balance of loans and advances to companies by banks, which amounted to R1 594 billion in July 2017. 49 Quarterly Bulletin September 2017 Loans to companies Loans to households Nominal GDP Adjustment for African Bank (phas in from September 2014) ed

Corporate bank loans and advances, bond issuance and deposit growth Percentage change over 12 months 50 40 30 20 10 0 -10 2012 2013 2014 2015 2016 2017 * Excluding government bonds and bonds issued by banks Sources: JSE and SARB Growth in loans and advances to the household sector remained weak in the second quarter of 2017. Credit extension to the household sector increased by R6.6 billion in the second quarter of 2017, down from R19.5 billion in the preceding quarter, largely on account of slower growth in mortgage advances, which make up 60% of loans to households. Twelve-month growth in mortgage advances to households has remained subdued for a prolonged period of time and slowed from a recent high of 4.7% in February 2016 to an average of around 3.0% in the first seven months of 2017. Selected loans and advances to corporate sector Percentage change over 12 months Selected loans and advances to household sector Percentage change over 12 months 25 25 20 20 15 15 10 10 5 5 0 0 -5 -5 -10 -10 2016 Mortgage advances 2017 2016 Mortgage advances 2017 Instalment sale credit and leasing finance General loans Overdrafts Instalment sale credit and leasing finance General loans (adjusted for African Bank) Overdrafts Source: SARB 50 Quarterly Bulletin September 2017 Bonds and commercial paper: outstanding amount in issue* Bank loans and advances Deposit holdings

Year-on-year growth in total mortgage advances decelerated from 6.3% in February 2016 to 4.7% in July 2017, primarily due to a slowdown in mortgage advances on commercial property. Since peaking at 16.1% in September 2015, growth in mortgage advances on commercial property has been moderating steadily to 8.6% in July 2017. Growth in mortgage advances on residential property remained muted, fluctuating at around 3.3% in the first seven months of 2017, marginally down from a recent peak of 4.2% in February 2016. Mortgage advances Percentage change over 12 months 18 16 14 12 10 8 6 4 2 0 2012 Source: SARB 2013 2014 2015 2016 2017 Instalment sale credit and leasing finance mainly represents the financing of new and second-hand vehicles. Year-on-year growth in this credit category reset to 4.1% in July 2017 after it had been affected by a securitisation transaction a year ago, which caused a technical reduction in the outstanding balance for instalment sale credit. Instalment sale credit and leasing finance expanded by R7.9 billion in the first half of 2017, exceeding the increase of R4.1 billion during the same period of 2016. Despite the improvement, business confidence among new vehicle dealers remained very low, registering the largest decline among all the sectors surveyed by the BER in the second quarter of 2017. An analysis by economic sector showed that credit demand by the electricity, gas and water sector continued to grow at the highest rate in the second quarter of 2017. Growth in credit extension to companies involved in business services grew more briskly in the first two quarters of 2017, while that to transport, storage and telecommunications companies, manufacturers, finance and insurance companies as well as wholesale and retail traders was more muted. The agriculture sector maintained its reliance on bank funding in the first two quarters of 2017 as the sector continued to recover from the effects of the prolonged drought. However, drought conditions continued in the Western Cape, impacting on various agricultural industries, including the wine, citrus and other fruit industries. Credit demand by the construction sector continued to contract, alongside a slowdown in commercial property development. Likewise, credit demand by the mining sector contracted further in the second quarter of 2017, alongside heightened uncertainty in the sector. 51 Quarterly Bulletin September 2017 Commercial property Total mortgage advances Residential property

Growth in bank credit by economic sector Percentage change over four quarters 2016 2017 Percentage of total credit extension* Economic sector Q2 Q3 Q4 Q1 Q2 Households ................................................ Finance and insurance ............................... Real estate ................................................. Community, social and personal services ... Wholesale and retail trade .......................... Manufacturing ............................................ Business services ....................................... Transport, storage and communication ...... Electricity, gas and water............................ Agriculture, forestry and fishing................... Mining and quarrying .................................. Construction............................................... Other .......................................................... Total ........................................................... 5 15 17 7 7 16 5 29 27 11 -19 9 3 9 6 12 12 4 5 12 4 32 49 17 -23 -9 -7 7 7 4 11 10 4 8 10 15 41 14 -20 -11 -32 5 5 0 7 14 2 8 22 2 38 12 -31 -10 -28 4 5 1 9 9 2 3 21 5 39 10 -19 -8 -29 4 35.2 19.0 10.3 8.9 4.8 4.6 3.6 3.3 2.3 2.2 1.7 0.9 3.2 100.0 * Expressed as a percentage of the total outstanding balance for June 2017 Source: SARB Interest rates and yields The Monetary Policy Committee (MPC) lowered the repurchase rate by 25 basis points to 6.75%, with effect from 21 July 2017 – alongside an improved near-term inflation outlook. This followed a period of about 16 months during which the policy rate was kept unchanged at 7.00%. Money market rates Per cent 9.0 8.5 8.0 7.5 7.0 6.5 6.0 5.5 5.0 4.5 JanApr JulOct Jan Apr Jul Oct Jan Apr JulOct Jan Apr Jul 2014 Source: SARB 2015 2016 2017 As usual, the money market rates across the various maturities followed the reduction in the repurchase rate. The three-month Johannesburg Interbank Average Rate (Jibar) declined by 26 basis points, from 7.34% just prior to the July 2017 MPC meeting to 7.08% on 21 July, and then remained range-bound, declining moderately to 7.05% on 31 August. The 12-month Jibar, which displayed a downward bias during the second quarter of 2017, declined by a 52 Quarterly Bulletin September 2017 91-day Treasury bills 6-month Jibar 3-month Jibar 12-month Jibar Repurchase rate further 37 basis points, from 8.12% on 20 July 2017 to 7.75% on 27 July. This 12-month rate increased marginally in early August before decelerating again to 7.67% on 31 August when the exchange value of the rand appreciated. The tender rate on 91-day Treasury bills also tracked the downward movement in the repurchase rate and moved from a range of 7.29% to 7.49% in the second quarter of 2017 to 7.09% on 21 July 2017 before increasing slightly to 7.16% at the end of August. Benchmark overnight rates Per cent 9 8 7 6 5 4 3 2015 2016 2017 Source: SARB The South African benchmark overnight rate (Sabor) declined from 7.00% at the commencement of the July 2017 MPC meeting to 6.75% on 21 July, its movements closely aligned with those of the repurchase rate. Subsequently, Sabor fluctuated within a narrow range – between 6.73% and 6.77% – up to the end of August. Together with Sabor, the implied rate on one-day rand funding in the foreign exchange swap market (overnight FX rate) remained fairly stable and, despite some short-lived deviations, fluctuated well within the standing facility limits during the second quarter of 2017. The overnight FX rate fluctuated higher from 6.86% on 1 April 2017 to 8.30% on 3 July before declining alongside the repurchase rate to 7.10% on 26 July. Subsequently, this rate fluctuated lower to 6.93% on 21 August but ended the month higher at 7.50%. Forward rate agreements Per cent 9.5 9.0 8.5 8.0 7.5 7.0 6.5 6.0 Jan Mar May Jul 2016 Sep Nov Jan Mar May 2017 Jul Sep 3x6 months 6x9 months 9x12 months 18x21 months Source: SARB 53 Quarterly Bulletin September 2017 Standing facility upper band Overnight FX rate Sabor Standing facility lower band

Rates on forward rate agreements (FRAs) trended lower during the course of the second quarter of 2017 following an improvement in global risk sentiment and lower-than-expected domestic inflation outcomes. The initial decline in the 9x12-month FRA from a recent high of 7.50% on 10 April 2017 to 6.60% after the reduction in the repurchase rate on 21 July was followed by a further decline to a two-year low of 6.51% on 31 August. Movements in the short-term 3x6-month FRA were initially less pronounced than movements in the longer-term rates, although it also trended lower, from 7.41% on 10 April 2017 to 7.13% on 18 July, and further to a low of 6.76% on 31 August. These declines were reflective of market participants’ expectations of further monetary policy easing in months to come. Selected bank deposit and lending rates Per cent 12 10 8 6 4 2 0 2012 2013 2014 2015 2016 2017 Instalment sale agreements: flexible rate Overdrafts 12-month fixed deposits Call deposits Prime lending rate Mortgage advances: flexible rate Repurchase rate Cheque account deposits Source: SARB The prime lending rate and the predominant rate on mortgage loans were both lowered to 10.25% following the July 2017 MPC meeting. Rates on the different types of loans offered by private sector banks also adjusted lower alongside the change in the policy rate. For example, the weighted average interest rate on mortgage advances declined by 15 basis points from 9.83% in June 2017 to 9.68% in July. Similarly, the weighted average overdraft rate remained closely aligned with the prime lending rate and declined from 10.61% in June to 10.47% in July. At the same time, the deposit rates offered by banks also moderated, with the weighted average interest rate on call deposits declining somewhat to 6.29% in July 2017 while the interest rate on cheque accounts remained at a low 2.30%. Yields on domestic bonds of the South African government trended lower in 2017, mirroring movements in the exchange value of the rand. The downward trend in bond yields was occasionally interrupted by political developments, along with episodes of net sales of domestic bonds by non-residents and currency weakness. The first noticeable surge in the daily closing yield of the conventional 10-year South African government bond was an increase of 70 basis points from 8.36% on 23 March 2017 to 9.06% on 6 April. This followed the cabinet reshuffle and South Africa’s sovereign credit rating downgrades. The yield then increased by 55 basis points from 8.49% on 12 June 2017 to 9.04% on 7 July on account of another sovereign credit rating downgrade and recommendations by the Public Protector regarding the SARB’s independence and mandate. Subsequently, the yield declined again to 8.72% on 31 August. The overall downward trend in bond yields was supported by lower consumer price inflation, an appreciation in the exchange value of the rand, net purchases of domestic bonds by non-residents, lower international oil prices, and a decline in the repurchase rate. However, domestic 54 Quarterly Bulletin September 2017 bond yields could trend higher when central banks in some advanced economies start to tighten monetary policy. Government bond yield and the exchange rate Per cent Rand per US dollar 10.5 17 16 15 14 13 12 11 10 9 8 7 6 10.0 9.5 9.0 8.5 8.0 7.5 7.0 6.5 6.0 2012 2013 2014 2015 2016 2017 Sources: IRESS, JSE and SARB The level of the yield curve moved progressively lower from 12 December 2015 to 23 March 2017 as bond yields across most of the maturity spectrum responded to the appreciation in the exchange value of the rand and more recently lower inflation. Subsequently, the level of the yield curve moved higher and the slope steepened, as bond yields in the medium-to long-term maturity range were negatively affected by political developments and the weaker rand while yields at the extreme short end of the curve decreased following the decline in the repurchase rate. Consequently, the yield gap, measured as the difference between yields at the extreme long and short ends of the curve, widened by 89 basis points from 23 March 2017 to 31 August. Yield curve Per cent 12 11 10 9 8 7 6 5 0 5 10 15 20 25 30 Unexpired maturity in years Sources: IRESS and JSE 6The EMBI+ measures the total returns on US dollar-denominated debt instruments of emerging market economies. Sovereign yield spreads reflected a notable improvement in investor sentiment towards emerging market debt instruments thus far in 2017. The JPMorgan Emerging Markets Bond Index Plus (EMBI+)6 sovereign yield spread for global emerging markets relative to US government bonds 55 Quarterly Bulletin September 2017 11 December 2015 31 August 2017 30 December 2016 23 March 2017 Exchange rate of the rand (right-hand scale) South African 10-year government bond yield narrowed significantly from 487 basis points on 11 February 2016 to 329 basis points on 31 August 2017 – some brief widening occurred in the three months to 11 August 2017. The sovereign risk premium7 on South African government US dollar-denominated bonds in the eight-year maturity range widened from an average of 205 basis points in February 2017 to 240 basis points in July, prompted by South Africa’s sovereign credit rating downgrades and domestic political developments, before narrowing to 229 basis points in August. 7This is the differential between the yield on South African government US dollar-denominated bonds and that on US dollar-denominated bonds of the US government. Sovereign spreads* Basis points 600 500 400 300 200 100 2012 2013 2014 2015 2016 2017 * JPMorgan Emerging Markets Bond Index Plus Source: Bloomberg Money market The SARB introduced a new liquidity management strategy in August 2013 to ensure broad alignment between the money market shortage and underlying conditions in the money market. The strategy entails a gradual increase in the money market shortage to reflect the growth trend in notes and coin in circulation outside the SARB as well as the required cash reserve holdings of commercial banks, thereby enhancing the robustness of the monetary policy implementation framework. The increased usage of foreign exchange swaps by the SARB coincided with the implementation of the strategy as a measure to manage the impact of short-term fluctuations in notes and coin on the money market shortage. Since the introduction of the new liquidity management strategy, the average actual daily liquidity requirement increased from R22.8 billion to around R56 billion in September 2016 – a level which has generally been maintained since then. The average actual daily liquidity requirement of private sector banks amounted to R56.1 billion in the second quarter of 2017 while varying between a low of R52.2 billion and a high of R60.4 billion. This was marginally higher and wider than the range of between R51.2 billion to R59.2 billion in the first quarter. 56 Quarterly Bulletin September 2017 South Africa Mexico Brazil Global emerging markets

Liquidity requirement

R billions



Estimated weekly liquidity requirement
Actual daily liquidity requirement
Notes and coin in circulation (right-hand scale)
90
80
70
60
50
40
30
20
160
150
140
130
120
110
100
90
80
70
Jan Mar May Jul Sep Nov Jan Mar May Jul Sep Nov Jan Mar May Jul Sep
2015
2016
2017

Source: SARB

Liquidity to the net amount of R1.4 billion was drained from the money market in the second quarter of 2017, compared with a net injection of R3.8 billion in the first quarter. In the three months to June 2017, the net effect of the collective change in the amount of notes and coin in circulation outside the SARB as well as banks' required cash reserve deposits was a contraction in money market liquidity of R4.2 billion. Maturing foreign exchange swaps of R7.4 billion previously entered into by the SARB had a significant expansionary impact on money market liquidity in the second quarter of 2017. However, this was partly neutralised when the Corporation for Public Deposits increased its deposit holdings at the SARB by R6.2 billion. This, together with the other liquidity management instruments utilised by the SARB, injected a total of R2.3 billion into the money market. In July and August 2017, liquidity conditions tightened further with a net drainage of R0.4 billion, with liquidity management operations by the SARB draining R5.9 billion from the market.

Money market liquidity flows

R billions (easing + / tightening –)

	2017		
	Jan–Mar	Apr–Jun	Jul–Aug
Notes and coin in circulation	16.9	-1.5	-2.8
Change in cash reserve accounts	-0.2	-2.7	-1.8
Money market effect of SARB foreign exchange transactions in spot market	-0.1	0.0	0.0
Government deposits with SARB	0.0	0.0	10.0
Use of liquidity management instruments	-9.3	2.3	-5.9
Reverse repurchase transactions	-1.3	1.3	0.0
SARB debentures	-0.4	-0.1	0.6
Forward position (swaps)	-10.3	7.4	-8.8
Corporation for Public Deposits' call deposits with SARB	2.6	-6.2	2.4
Other items net	-3.6	0.6	0.1
Liquidity provided to banking system	**3.8**	**-1.4**	**-0.4**

Source: SARB

Quarterly Bulletin September 2017

South African Reserve Bank

57

Capital redemption payments and scheduled coupon interest payments on various government bonds amounting to R48.0 billion were effected from the government tax and loan accounts from April to August 2017. Of this, only R201 million accrued to the SARB.

Bond market

In the *primary bond market*, national government continued to dominate the amount of bonds in issue at 68.4% as at the end of August 2017. The amount of listed private non-bank corporate bonds in issue (including commercial paper), although accounting for only 4.8% of the total amount in issue, increased by 12.9% in the eight months to August 2017 – the highest increase of all the issuer groups. This occurred as net redemptions of R6.6 billion in the first eight months of 2016 were followed by net issuances of R14.6 billion in the corresponding period of 2017. The largest contributions came from companies in the real estate sector, followed by the transport equipment sector and then the communication sector. The limitation that South Africa's sovereign credit ratings place on most corporate credit ratings might lead to increased reliance on domestic funding. The gap between corporate bond yields and bank borrowing costs has widened thus far in 2017, encouraging corporates to raise funds in the domestic bond market.

Debt securities issued by private non-bank companies on the JSE


R billions
30
25
20
15
10
5
0
-5
-10
130
120
110
100
90
80
70
60
2012
2013
2014
2015
2016
2017
Annual cumulative net bond issuances
Amount in issue (right-hand scale)

Sources: JSE and SARB

The value of *turnover* in the secondary bond market has been lower thus far in 2017 compared with 2016, as the volume of bonds traded decreased despite heightened volatility in bond yields and the exchange value of the rand. Daily average turnover of R109 billion in the eight months to August 2017 was 9.7% less than in the corresponding period of 2016. Non-residents' participation rate[8] also declined from 8.0% in 2016 to 7.2% in the first eight months of 2017. The All-Bond Index continued to increase, rising by 6.7% thus far in 2017.

8 Non-residents' participation rate refers to the gross value of bonds traded by non-residents as a percentage of the total value of bonds traded on the JSE.

The outstanding amount in issue of rand-denominated bonds in the *European and Japanese bond markets* dropped off noticeably during 2017, as issuance declined and redemptions increased despite the favourable yield differential. These developments are most probably indicative of investors shying away from rand exposure in the wake of South Africa's sovereign credit rating downgrades and domestic political developments. This resulted in net redemptions totalling R22.2 billion for both of these markets combined during the eight months to August 2017 – a sharp reversal from net issuances of R11.6 billion in the corresponding period of 2016.

58

South African Reserve Bank Quarterly Bulletin September 2017

Rand-denominated bonds issued in international markets and the exchange rate



R billions
Rand per US dollar
320
310
300
290
280
270
260
17
16
15
14
13
12
11
10
9
8
7
Outstanding amount in issue
Exchange rate of the rand (right-hand scale)
2012
2013
2014
2015
2016
2017

Sources: Bloomberg and SARB

By contrast, JSE reported *non-resident* net purchases of domestic bonds of R13.8 billion in the first quarter of 2017 and of R17.1 billion in the second quarter, reflected positive sentiment despite domestic political risks and uncertainties. This trend continued and led to net purchases of domestic bonds by non-residents to the value of R38.3 billion in the first eight months of 2017 compared with R15.8 billion in the corresponding period of 2016. Non-residents' persistent interest in the domestic bond market coincided with the appreciation in the exchange value of the rand, an improved domestic inflation outlook, and a continued search for yield in emerging markets.

Share market

Equity capital raised in the domestic and international primary share markets by companies listed on the JSE increased steadily thus far in 2017. Shares to the value of R72.0 billion were issued in the first eight months of the year. This was 39.0% more than the amount raised in the corresponding period of 2016. The largest single contributor was a gold-mining company using the proceeds of a rights issue to repay a bridging loan used to acquire a US mining company. Thus far in 2017, financial companies contributed the most to the total value of shares issued on the JSE. Rights issues dominated in the first eight months of 2017 relative to shares issued for cash (not in proportion to shareholder rights) in the same period of 2016. The capital raised was used for, among other things, financial operations and the funding of acquisitions.

The value of *turnover* in the secondary share market of the JSE was lower in the first eight months of 2017 compared with the same period of 2016. Volumes traded were also slightly lower following a decline in volatility as measured by the South African Volatility Index. Daily average turnover of R20.6 billion in the first eight months of 2017 was 14.7% less than in the corresponding period of 2016. Consistent with higher share prices thus far in 2017, the market capitalisation of the JSE increased from a recent low of R13.5 trillion in February 2017 to R15.1 trillion in August.

Quarterly Bulletin September 2017 South African Reserve Bank 59

60 Quarterly Bulletin September 2017 Box 3 Ownership structure of dematerialised shares1 settled through Strate The structure of share ownership is important as it affects the allocation of funding to real economic activity, as sourced domestically and abroad. Companies in South Africa have, as expected, diverse ownership, characterised by some resident retail individual investor and significant resident institutional investor holdings as well as substantial foreign ownership. This analysis focuses on the ownership of dematerialised shares in issue of listed companies2 on the JSE Limited (JSE) as well as unlisted shares settled through Strate. It is evident that only a quarter of the number of shares in issue is still in certificated form, which is indicative of stable long-term investment in dual-listed companies. The JSE Top 40 Index also accounts for almost three-quarters of the value of dematerialised shares. Non-resident investors hold a significant number of shares but their participation is even more noteworthy in value terms, particularly so in the JSE Top 40 Index. Resident institutional investors are the main intermediaries of savings in the South African economy. Shares are divided between those in physical certificated form administered by transfer secretaries and those dematerialised in an electronic record maintained by a central securities depository participant. In June 2017, Strate had 196.9 billion dematerialised shares in issue on record while transfer secretaries still administered 62.3 billion. Accordingly, 76.0% of shares in issue were dematerialised while 24.0% were still in certificated form. Non-resident investors held 22.5% of the total number of dematerialised shares while resident holdings accounted for the remaining 77.5%, of which institutions held 68.4% and retail investors (individuals) 9.1%. The composition is significantly different in value terms, with non-residents accounting for 37.7%. Total dematerialised shares settled through Strate as at 23 June 2017 Per cent 4,3% 11,4% Source: Strate Just more than two-thirds of the total value of shares of companies in the JSE Top 40 Index is dematerialised, and certificated non-dematerialised shares are mostly held by investors in dual-listed companies. Of the total dematerialised shares in issue, companies in the JSE Top 40 Index accounted for 26.5% of the number of shares in issue and for a high 72.5% in value terms. In value terms, non-resident investors held a larger portion of dematerialised shares within the JSE Top 40 Index, at 44.0% compared with 37.7% for dematerialised shares as a whole. Resident institutional investors accounted for most of the holdings of shares of the companies in the JSE Top 40 Index at 52.0%, with a value of R2.8 trillion. 1 This includes ordinary and preference shares, exchange-traded funds, exchange-traded notes and investment products, etc. but excludes warrants. The data were sourced from Strate, the South African Central Securities Depository, as at 23 June 2017. 2 Listed companies include both South African domestic companies and foreign-domiciled companies, i.e. inclusive of dual-listed companies. Total number of Total value of shares in issueshares in issue 4,7% 23 38 9 68 58 78,8% Non-resident Resident retail Resident institutional

Non-residents were net buyers of JSE-listed shares to the value of R10.8 billion in July 2017 following net sales for 22 consecutive months since September 2015. In July 2017, non-resident net purchases of shares occurred mostly in the media, banking, food producer, general retailer, and mining sectors. The media sector attracted the largest amount of net purchases, at R9.8 billion. However, non-residents became net sellers again to the amount of R1.9 billion in August. This brought the cumulative net sales of domestic shares by non-residents to R65.2 billion in the first eight months of 2017, compared with net sales of R82.7 billion over the same period in 2016. Selected non-resident net purchases of shares in July 2017 Mining General retailers Food producers Banks Media 0 R billions Source: JSE 2 4 6 8 10 61 Quarterly Bulletin September 2017 Shareholding in the JSE Top 40 Index as at 23 June 2017 Per cent 4,3% Source: Strate Total value of Total value of shares in issuedematerialised shares in issue 4,7% 11,4% 32 44 52 6878,8% 4 Non-dematerialised Non-resident institutional Resident retail Dematerialised Resident institutional

The *share prices* of companies listed on the JSE have generally increased during 2017. Despite this upward trend, the FTSE/JSE All-Share Price Index (Alsi) declined by 6.8% from 23 May 2017 to a low of 50 832 index points on 15 June. This relapse in share prices could be ascribed to, among other things, weak domestic economic activity, lower international commodity prices, and some appreciation in the exchange value of the rand. Subsequently, share prices rebounded by a significant 11.5% to an all-time high of 56 656 index points on 25 August. Amid lower volatility, the renewed upward trend in share prices resulted mainly from the weaker rand, an increase of 19.8% in the share prices of companies in the resources sector, and higher share prices on international bourses – as reflected by an all-time high of the US S&P 500 Composite Index on 27 July 2017.



Share prices in South Africa
Indices
60 000
50 000
40 000
30 000
30
25
20
15
10
FTSE/JSE All-Share Index
South African Volatility Index
(right-hand scale)
Share prices in United States
Indices
3 000
2 500
2 000
1 500
1 000
45
35
25
15
5
S&P 500 Composite Index
USA CBOE Volatility Index
(right-hand scale)
2012
2013
2014
2015
2016
2017

Sources: IRESS and JSE

Total earnings of companies listed on the JSE increased significantly by 70.2% in the first eight months of 2017 compared with an increase of 19.9% in the corresponding period of 2016. This contributed to the decline in the historical *price-earnings ratio* of all classes of shares, from 32.3 in December 2016 to 21.0 in August 2017. The *dividend yield* of all classes of shares decreased marginally from 2.1% to 1.9% over the same period, reflecting higher share prices.

Market for exchange-traded derivatives

The *spot prices of white and yellow maize* contracts listed on the Commodity Derivatives Market (CDM) of the JSE declined significantly during the first six months of 2017 before increasing marginally in July and August. The appreciation in the exchange value of the rand and expectations of the largest domestic commercial maize crop in recorded history supported the sharp decline. The spot price of white maize fell by 68.2% from a peak of R5 280 per ton on 20 January 2016 to R1 678 per ton on 28 June 2017 before increasing to R1 793 per ton on 31 August. Factors such as weak demand for South African white maize from the rest of Africa following large domestic supplies in markets such as Malawi and Zimbabwe, together

62 South African Reserve Bank Quarterly Bulletin September 2017

with Kenya's restrictions on the importation of genetically modified maize, could add further downward pressure on maize prices.

By contrast, the *spot price of domestic wheat* has increased during most of 2017, reaching a recent high of R4 717 per ton on 21 July. This reflected higher international wheat prices, unfavourable domestic crop conditions, and a reduction in the area planted in South Africa due to farmers switching to other, more profitable, grains such as barley and canola. Concerns related to persistent dry weather conditions continued to hamper the production of wheat globally. Subsequently, the spot price of domestic wheat declined by 13.0% to R4 103 per ton on 31 August.

Agricultural commodity spot prices



Rand per ton
6 000
5 000
4 000
3 000
2 000
1 000
Domestic white maize
Domestic wheat
International maize price (Chicago Board of Trade)
International wheat price (US Hard Red Winter)
2012
2013
2014
2015
2016
2017

Source: JSE

Lamb carcass and merino wool futures contracts were listed for the first time on the JSE's CDM in May and June 2017 respectively. The aim is to provide risk protection against adverse price volatility to farmers, abattoirs and wool buyers.

Turnover in the equity and commodity derivatives markets of the JSE continued to decrease during the eight months to August 2017 compared with the corresponding period of 2016. By contrast, turnover in currency derivatives reached an all-time high of R120 billion in April 2017, contributing to a 16.8% increase during the period under review. This reflected domestic political uncertainty, which contributed to the volatility in the exchange value of the rand.

Derivatives turnover on the JSE, January to August 2017

Type of derivative	Value (R billions)	Change over one year (per cent)
Equity	3 690	-16
Warrants	0.3	-27
Commodity	394	-44
Interest rate	948	23
Currency	554	17

Source: JSE

Quarterly Bulletin September 2017 South African Reserve Bank 63

Real estate market Nominal domestic residential property prices continued to grow at a subdued pace. Year-on-year growth of the different indicators varied between 2.1% and 4.0% in August 2017. Lacklustre growth in nominal house prices occurred in an environment of weak domestic economic activity, low consumer confidence and high unemployment. The subdued growth in house prices was reflected by a decline in the number of residential property transfers thus far in 2017, inclusive of all cash and mortgage bond-funded transactions. In addition, the average time that residential properties remained on the market increased from 13.4 weeks in the first quarter of 2017 to 15.4 weeks in the second quarter, according to FNB. Nominal house prices Percentage change over 12 months 45 40 35 30 25 20 15 10 5 0 -5 -10 -15 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Sources: FNB, Lightstone and Standard Bank Sentiment in the residential real estate market declined further in the second quarter of 2017, according to the Absa Homeowner Sentiment Index (HSI). The HSI measures the level of positive sentiment among South African consumers regarding the buying, selling, investing in, renting, and renovating of residential property as well as regarding market conditions in general. The HSI declined steadily from 83% in the third quarter of 2016 to 74% in the second quarter of 2017, suggesting that the pedestrian pace of growth in nominal house prices was also influenced by weaker sentiment in the residential property market. Homeowner Sentiment Index for the residential property market Index 85 80 75 70 2016 2017 Source: Absa 64 Quarterly Bulletin September 2017 Percentage of respondents with overall positive sentiment Standard Bank Lightstone First National Bank

Non-bank financial intermediaries

Both the gross inflows to and gross outflows from non-bank financial institutions[9] increased in the second quarter of 2017. Gross inflows[10] to these institutions increased by 10.2% from R572 billion in the first quarter of 2017 to R630 billion in the second quarter, and by 6.6% in the year to the second quarter of 2017. Premiums received by long-term insurers increased by only 3.0% from the first quarter of 2017 to R107 billion in the second quarter, against the backdrop of low consumer confidence and weak employment growth. The increase was mainly from single premiums which are less adversely affected by weak domestic economic conditions. Contributions to pension and provident funds declined, amid job losses in the private sector.

9 Non-bank financial institutions comprise long-term insurers, pension and provident funds, and unit trusts.

10 These inflows consist of contributions and premiums received as well as sales of units in unit trusts.

Gross inflows to unit trusts increased by 12.9% from the first quarter of 2017 to R487 billion in the second quarter. Over the same period, gross inflows received directly from households increased from R201 billion to R212 billion, with the majority of these savings invested in money market funds. Gross inflows to non-bank financial institutions as a percentage of GDP increased by 0.9 percentage point from the first quarter of 2017 to 13.7% in the second quarter.

Non-bank financial institution flows


R billions
900
800
700
600
500
400
300
200
100
0
50
40
30
20
10
0
-10
-20
-30
-40
Gross inflows
Gross outflows
Net flows (right-hand scale)
2012
2013
2014
2015
2016
2017

Source: SARB

Gross outflows[11] from non-bank financial institutions increased by 8.3% from the first quarter of 2017 to R617 billion in the second quarter. Benefits paid by pension and provident funds declined in the second quarter of 2017, following a moderation in the withdrawal of pension benefits by members over this period. Outflows from long-term insurance companies increased by 5.5% from the first quarter of 2017 to R113 billion in the second quarter, consistent with the difficult economic conditions faced by households. Repurchases of units by unit trusts increased from R407 billion in the first quarter of 2017 to R453 billion in the second quarter following an increase in repurchases by institutional investors.

11 These outflows consist of benefits and claims paid, surrenders, annuities, repurchases of units by unit trusts, and administrative expenses.

Non-bank financial institutions recorded net cash inflows[12] in the second quarter of 2017. Net cash inflows amounted to R13.6 billion in the first half of 2017 compared with R14.5 billion in the same period of 2016.

12 Net cash inflows are measured as the difference between gross inflows and outflows.

Quarterly Bulletin September 2017 South African Reserve Bank 65

Flow of funds During the first quarter of 2017, the South African economy was the recipient of net capital inflows from the rest of the world to the value of R31.2 billion, as recorded in the financial account of the balance of payments. Capital inflows in the first quarter of 2017 included non-resident portfolio investment in debt securities of R41.5 billion and loans of R37.1 billion, while equity investment was reduced. The loans mostly reflected foreign financing of domestic subsidiaries. Capital outflows in the first quarter of 2017 comprised residents’ purchases of equity and extension of loans to non-residents. Financial intermediaries’ source of funds reflected the contraction in real economic activity in the first quarter of 2017. The combined value of contractual savings and deposits amounted to only R23.1 billion in the first quarter of 2017 compared with R138 billion in the final quarter of 2016. This significant drop in funds received by financial intermediaries was mostly due to the decline in deposits by general government and non-financial private corporate businesses. Financial intermediaries mainly channelled these funds to economic activity through bank loans and advances, mortgage loans as well as purchases of equity. A total of R70.1 billion in bank loans and advances as well as mortgage loans was extended to economic units in the first quarter of 2017, with non-financial private corporate businesses and households receiving most of the credit. Financial intermediation through equity purchases amounted to R65.0 billion during the first quarter of 2017. Intermediation trends by main financial instruments R billions (four-quarter moving averages) 135 120 105 90 75 60 45 30 15 0 2012 Source: SARB 2013 2014 2015 2016 2017 The general government sector raised funds mainly in the capital market to close the shortfall in the first quarter of 2017, given the moderation in revenue collection and sticky expenditure commitments. National government sourced R11.7 billion through the net issuance of government bonds (inclusive of the R211 bond redemption), and R1.6 billion in Treasury bills. Central and provincial governments also reduced their deposit holdings by R63.4 billion. In turn, capital outlays, including those related to road infrastructure, amounted to R39.7 billion for the general government as a whole in the first quarter of 2017. Non-financial corporate business enterprises registered a financing surplus, as public corporate businesses’ deficit narrowed and private corporate businesses’ surplus position increased during the first quarter of 2017. An overall surplus position of R20.1 billion was recorded in the first quarter of 2017, from a deficit of R10.8 billion in the final quarter of 2016. Thus, the financial asset flows of non-financial corporate business enterprises increased in the first quarter of 2017. However, gross capital formation by this sector declined during the same period, with 66 Quarterly Bulletin September 2017 Bank loans and advances Mortgage loans Debt securities Equity non-financial public corporate businesses recording a decline of 13.0% and private corporates receding by 4.2%. On the sources' side, R33.7 billion and R65.8 billion were sourced through equities and loans during the first quarter of 2017.

Household deposits increased by R15.7 billion in the first quarter of 2017 compared with R22.6 billion in the final quarter of 2016, against the backdrop of a contraction in domestic economic activity, weak consumer confidence, and uncertain near-term income prospects. These deposits, together with interest in retirement and life funds, were the main drivers of the household financial asset flows of R41.9 billion in the first quarter of 2017. Meanwhile, credit to households continued to grow at a moderate pace, totalling R21.2 billion in the first quarter of 2017. Loan financing remained muted along with subdued economic conditions and protracted weakness in the residential property market.

Selected household financial asset and liability flows


R billions
60
40
20
0
-20
Loans*
Deposits
2012
2013
2014
2015
2016
2017

* Loans include bank loans and advances, trade credit and short-term loans, long-term loans and mortgage loans.

Source: SARB

Quarterly Bulletin September 2017 South African Reserve Bank 67

Public finance13 Non-financial public sector borrowing requirement14 The non-financial public sector borrowing requirement of R72.0 billion in the first quarter of fiscal 2017/18 (April–June 2017) was R9.2 billion more than in the same period a year earlier. This increase could mainly be attributed to the higher cash deficits of non-financial public enterprises and corporations as well as of national government. The cash deficit of local governments remained broadly unchanged, while provincial governments, extra-budgetary institutions and social security funds recorded cash surpluses in April–June 2017. 13 Unless stated to the contrary, the year-on-year rates of increase in this section compare April–June 2017 to April– June 2016. Data for fiscal 2016/17 are unaudited and remain preliminary. 14 The non-financial public sector borrowing requirement is calculated as the cash deficit/surplus of the consolidated central, provincial, and local governments as well as non-financial public enterprises and corporations. Non-financial public sector borrowing requirement R billions April–June 2016* April–June 2017* Level of government Consolidated general government ......................................................... National government.......................................................................... Extra-budgetary institutions ............................................................... Social security funds.......................................................................... Provincial governments...................................................................... Local governments ............................................................................ Non-financial public enterprises and corporations ................................. Total** ................................................................................................... As a percentage of gross domestic product ...................................... 43.8 32.0 -3.4 -4.2 -3.4 23.0 19.0 62.8 5.8 46.4 35.6 -3.1 -4.8 -4.2 22.9 25.7 72.0 6.3 * Deficit + / surplus – ** Components may not add up to totals due to rounding off. Sources: National Treasury, Stats SA and SARB As a ratio of GDP, the non-financial public sector borrowing requirement increased from 5.8% in April–June 2016 to 6.3% in April–June 2017. Over the same period, the borrowing requirement of consolidated general government increased from R43.8 billion to R46.4 billion, with the ratio to GDP improving slightly from 4.1% to 4.0% over the period. Non-financial public sector borrowing requirement R billions Per cent 100 90 80 70 60 50 40 30 20 10 0 -10 10 Percentage of GDP (right-hand scale) 8 6 4 2 0 2013/14 Fiscal years 2014/15 2015/16 2016/17 2017/18 Sources: National Treasury, Stats SA and SARB 68 Quarterly Bulletin September 2017 Non-financial public enterprises and corporations Consolidated general government

The cash deficit of non-financial public enterprises and corporations, or non-financial state-owned companies (SOCs), was R25.7 billion in the first quarter of fiscal 2017/18 – R6.7 billion more than in the same period a year ago. This higher cash deficit could be attributed to a marked increase in total expenditure, which far outpaced the increase in total receipts during the period under review. Total cash receipts from the operating activities of non-financial SOCs amounted to R105 billion in April–June 2017, representing a year-on-year increase of 3.4%. Over the same period, cash payments for operating activities increased by 3.9%. Financial activities of non-financial public enterprises and corporations R billions 150 125 100 75 50 Net investment in non-financial assets 25 0 2013/14 Fiscal years 2014/15 2015/16 2016/17 2017/18 * Including both current and capital spending Source: SARB Total expenditure (current and capital) by non-financial SOCs amounted to R130 billion in the first quarter of fiscal 2017/18, representing a year-on-year increase of 8.5%. This growth in total expenditure was mainly driven by a pronounced year-on-year increase of 26.0% in capital investment spending, which amounted to R32.2 billion in April–June 2017. According to the 2017 Budget Review, SOCs were estimated to invest about R140 billion in capital investment programmes, notably in the energy, transport, and water and sanitation sectors, in fiscal 2017/18 as a whole. The total outstanding listed debt of non-financial SOCs amounted to R257 billion as at 30 June 2017 – 1.2% more than a year earlier. SOCs’ borrowing for capital investment programmes remained constrained in an environment of rising borrowing costs, low investor confidence, and weak domestic economic activity. The preliminary total cash receipts of national government were R289 billion in the first quarter of fiscal 2017/18, some 6.7% more than in the same period a year earlier. Growth in the cash receipts from operating activities of national government resulted mainly from higher revenue collections from taxes on income, profits and capital gains as well as taxes on goods and services. By contrast, taxes on international trade and transactions as well as non-tax revenue decreased in the year to the first quarter of fiscal 2017/18. Cash payments for operating activities of national government amounted to R321 billion, or an annual increase of 7.1%, in April–June 2017. Over the same period, spending on the compensation of employees came to R37.4 billion – 6.5% more than in April–June 2016. Total grants (equitable and conditional transfers) paid by national government to other levels of general government amounted to R178 billion in the first quarter of fiscal 2017/18 – comprising 55.5% of total cash payments for operating activities of national government. 69 Quarterly Bulletin September 2017 Total expenditure* Total operating receipts

National government’s net cash flow from operating activities, together with its net investment in non-financial assets, resulted in a cash deficit of R35.6 billion in the first quarter of fiscal 2017/18 – some R3.6 billion more than in the same period of the previous fiscal year. The preliminary financial statistics of provincial governments revealed a cash surplus of R4.2 billion in April–June 2017, some R0.8 billion more than in the same period of the previous year. This higher cash surplus resulted from a year-on-year increase of 6.8% in total grants received from national government, while spending on the compensation of employees increased by 6.6% in the year to the first quarter of fiscal 2017/18. The 2017 Budget Review estimated a cash surplus of R0.6 billion for provincial governments for the full 2017/18 fiscal year. Provincial government finances R billions 10 8 6 * 4 2 0 -2 -4 2012/13 2013/14 2014/15 Fiscal years * April–June 2017 Source: National Treasury 2015/16 2016/17 2017/18 Total cash receipts from operating activities of provincial governments increased by 6.7% year on year to R139 billion in the first quarter of fiscal 2017/18. Grants of R134 billion received from national government in the period under review, mainly in the form of equitable share transfers and conditional grants, accounted for 97.0% of provincial governments’ total cash receipts. The 2017 Budget Review estimated provincial government grant receipts from national government of R441 billion for fiscal 2017/18 as a whole. KwaZulu-Natal, the Eastern Cape and Gauteng remained the largest recipients of national government grants. Provincial governments’ expenditure (i.e. cash payments for operating activities, including net investment in non-financial assets) of R134 billion in April–June 2017 was 6.3% more than in the same period a year earlier. This increase could mainly be attributed to a higher provincial compensation bill, in particular for educators and health practitioners, which represented about 60% of total provincial government spending in April–June 2017. Provincial governments’ deposits with the Corporation for Public Deposits decreased from R23.7 billion at the end of March 2017 to R19.2 billion at the end of June 2017. Over this period, provincial governments’ deposits with private banks increased from R10.5 billion to R18.9 billion while their overall indebtedness to private banks decreased from R0.7 billion to R0.3 billion. Local governments (municipalities) recorded a preliminary cash deficit of R22.9 billion in April– June 2017, similar to a year earlier. This cash deficit resulted from higher cash payments for operating activities, mainly purchases of water and electricity. 70 Quarterly Bulletin September 2017 Surplus Budgeted Actual Deficit

Total cash receipts of local governments amounted to R62.6 billion in April–June 2017, representing a marginal increase of only R0.2 billion from April–June 2016. This slight increase in municipal cash receipts resulted from higher self-generated cash receipts, mainly through service charges as well as property rates and taxes.

Municipalities' cash payments for operating activities and net investment in non-financial assets together remained relatively unchanged at R85.5 billion in April–June 2017 compared to a year earlier. Purchases of goods and services, largely water and electricity, continued to be the main driver of municipal operating expenses. Capital investment by municipalities slowed, resulting in net investment in non-financial assets of R12.0 billion in the first quarter of fiscal 2017/18. In support of public sector infrastructure investment, municipalities are expected to spend about R59.7 billion per annum over the medium term, notably on social infrastructure projects earmarked for the provision of water and sanitation in the most impoverished areas in the country.

The preliminary cash surplus of *extra-budgetary institutions* of R3.1 billion in the first quarter of fiscal 2017/18 was some R0.3 billion less than in April–June 2016. This slight decline in the cash surplus was due to increased expenditure on non-financial assets that outweighed higher intergovernmental transfer receipts from national and provincial governments during the period under review.

The preliminary cash surplus of *social security funds* increased by R0.6 billion year on year, and was R4.8 billion in April–June 2017.

Budget comparable analysis of national government finance

National government revenue increased at a much slower pace than its expenditure in the first quarter of fiscal 2017/18, as real economic activity remained weak. This resulted in a cash book deficit of R37.0 billion, slightly more than the deficit of R29.7 billion in the same period of the previous fiscal year. Growth in both national government revenue and expenditure remained significantly lower than projected for the full fiscal year.

National government finances: key statistics, 2017/18

Year-on-year percentage change*

	Originally budgeted** Full 2017/18	Actual Apr–Jun 2017
Expenditure	8.1	5.9
Revenue	9.8	3.8
Memo: cash book deficit	R167 billion	R37 billion

* Fiscal 2016/17 to fiscal 2017/18
** *2017 Budget Review*

Sources: National Treasury and SARS

National government expenditure of R308 billion in the first quarter of fiscal 2017/18 represented a year-on-year increase of 5.9%. As a ratio of GDP, national government expenditure was 26.9% in April–June 2017 – marginally lower than the 27.1% in the same period a year earlier. The *2017 Budget Review* projected national government expenditure of R1 409 billion for fiscal 2017/18 – a year-on-year increase of 8.1%.

Quarterly Bulletin September 2017 South African Reserve Bank 71

National government expenditure in fiscal 2017/18

Expenditure item	Originally budgeted Full 2017/18		Actual Apr–Jun 2017	
	R billions	Percentage change*	R billions	Percentage change*
Voted expenditure	767.0	7.3	168.6	4.3
Of which: Current payments	*216.9*	*4.8*	*49.8*	*1.1*
Transfers and subsidies	*529.2*	*8.2*	*114.2*	*4.5*
Payments for capital assets	*15.8*	*11.2*	*2.3*	*2.8*
Payments for financial assets	*5.0*	*4.1*	*2.4*	*195.9*
Statutory amounts**	642.2	9.1	139.7	7.9
Of which: Interest on debt	*162.2*	*10.9*	*24.3*	*9.0*
Equitable share transfers	*441.3*	*7.5*	*110.3*	*7.5*
Total expenditure	**1 409.2**	**8.1**	**308.3**	**5.9**

* Fiscal 2016/17 to fiscal 2017/18. Note that numbers might differ from previous editions of the *Quarterly Bulletin* due to the audited outcome of fiscal 2016/17.
** Including extraordinary payments

Source: National Treasury

Voted expenditure of R169 billion in the first quarter of fiscal 2017/18 was some 4.3% more than in the corresponding period of the previous fiscal year. This increase resulted mostly from growth in transfers and subsidies driven by increased spending in the Social Services cluster, particularly by the Department of Higher Education and Training.

Payments for financial assets increased significantly during the period under review, albeit off a low base. This mainly reflected the emergency recapitalisation transfer of R2.2 billion to South African Airways to repay debt to avoid a default.

Interest payments on national government debt continued to increase in line with the rising stock of national debt and amounted R24.3 billion in the first quarter of fiscal 2017/18, representing a year-on-year increase of 9.0%. The *2017 Budget Review* projected interest payments of R162 billion in fiscal 2017/18, or a year-on-year increase of 10.9%.

Equitable share transfers to provinces of R110 billion in April–June 2017 amounted to some 7.5% more than in the same period of the previous fiscal year. This was in line with the *2017 Budget Review*, which envisaged equitable share transfers of R441 billion in fiscal 2017/18, representing a year-on-year increase of 7.5%.

After taking into account cash-flow adjustments,[15] the cash-flow expenditure of national government amounted to R298 billion in the first quarter of fiscal 2017/18 – an increase of 7.3% compared with the same period of the previous fiscal year.

15 These are adjustments to total expenditure arising from timing differences between the recording of transactions and bank clearances, along with late departmental requests for funds.

72 South African Reserve Bank Quarterly Bulletin September 2017

Composition of national government revenue in April–June 2017

Per cent



3.3
3.9
3.4
6.0
38.5
23.3
1.6
20.1
Personal income tax
Corporate income tax
Taxes on property
Value-added tax
General fuel levy
Specific excise duties
Import duties
Other revenue

Sources: SARS and National Treasury

National government revenue amounted to R271 billion[16] in the first quarter of fiscal 2017/18. This was R9.9 billion, or only 3.8%, more than in the same quarter of the previous fiscal year. The increase in national government revenue resulted from higher collections in most of the major tax categories, with taxes on income, profits and capital gains, together with taxes on goods and services, recording the highest rates of increase. By contrast, taxes on international trade and transactions as well as other revenue decreased during the period under review. Relative to GDP, national government revenue came to 23.7% in the first quarter of fiscal 2017/18 – slightly less than the 24.3% in the same period a year earlier. The *2017 Budget Review* projected total national government revenue of R1 242 billion for fiscal 2017/18 – an annual increase of 9.8%.

16 In the calculation by the SARB, revenue excludes premiums on debt portfolio restructuring and loan transactions. These came to R0.5 billion in April–June 2017.

Taxes on income, profits and capital gains of R166 billion in the first quarter of fiscal 2017/18 represented a year-on-year increase of 6.2%. The higher collections from this tax category were underpinned by a relatively strong increase in personal income tax (PIT) collections. Notwithstanding this increase in PIT, collections from this tax category fell below budget projections, owing to lower-than-expected pay-as-you-earn (PAYE) receipts, including lower PAYE receipts on incentive bonuses. Collections from corporate income tax (CIT) were higher relative to the same period a year earlier, mostly due to higher provisional tax payments as well as higher assessment payments. However, the increase was moderated by higher CIT refunds, mainly to the finance and manufacturing sectors.

Quarterly Bulletin September 2017 South African Reserve Bank 73

National government revenue in fiscal 2017/18

Revenue source	Originally budgeted Full 2017/18		Actual Apr–Jun 2017	
	R billions	Percentage change*	R billions	Percentage change*
Taxes on income, profits and capital gains	739.2	11.2	166.2	6.2
Income tax on individuals	*484.2*	*13.7*	*104.4*	*7.3*
Income tax on companies	*221.2*	*6.9*	*54.4*	*4.9*
Payroll taxes	16.6	8.7	3.7	10.1
Taxes on property	16.5	5.4	4.3	11.4
Taxes on goods and services	439.3	9.2	91.7	9.7
Value-added tax (VAT)	*312.8*	*8.2*	*63.2*	*10.5*
Domestic VAT	*344.8*	*7.3*	*80.6*	*6.5*
Import VAT	*162.3*	*8.7*	*28.7*	*-2.1*
General fuel levy	*70.9*	*12.1*	*16.3*	*13.4*
Excise duties	*43.5*	*11.1*	*9.3*	*-1.6*
Taxes on international trade and transactions	53.6	16.4	9.3	-3.0
Import duties	*52.6*	*15.4*	*9.0*	*-4.6*
Other revenue**	33.1	19.8	10.1	-29.7
Less: SACU*** payments	56.0	41.8	14.0	41.9
Total revenue	**1 242.4**	**9.8**	**271.3**	**3.8**

* Fiscal 2016/17 to fiscal 2017/18
** Including extraordinary receipts, but excluding premiums on debt portfolio restructuring and loan transactions that amounted to R0.5 billion in April–June 2017
*** Southern African Customs Union

Sources: National Treasury and SARS

Taxes on property amounted to R4.3 billion in April–June 2017 and represented a year-on-year increase of 11.4%. The proceeds from this tax category could be attributed to receipts from estate, inheritance and gift taxes, which together amounted to R1.0 billion in April–June 2017.

Taxes on goods and services increased by a year-on-year rate of 9.7% in the first quarter of fiscal 2017/18, mainly reflecting an increase in domestic value-added tax (VAT) collections of 6.5% and proceeds from the general fuel levy of 13.4%. The growth in domestic VAT collections was driven by increased payments from small and medium vendors. By contrast, import VAT collections declined in the year to the second quarter of 2017, mainly due to lower imports in key sectors such as machinery, original equipment components, and photographic instruments. Revenue collections from excise duties also declined in the first quarter of fiscal 2017/18.

Taxes on international trade and transactions declined by 3.0% year on year in the first quarter of fiscal 2017/18. Import duties, the main component of taxes on international trade and transactions, were lower as a result of lower imports in certain sectors, notably clothing and footwear. An amount of R56.0 billion had been allocated to the Southern African Customs Union in the 2017 Budget, representing a significant increase from the previous fiscal year. Of this amount, R14.0 billion was transferred in the first quarter of fiscal 2017/18.

Netting national government revenue and expenditure yielded a cash book deficit of R37.0 billion in the first quarter of fiscal 2017/18, some R7.3 billion more than in the first quarter of fiscal 2016/17. This widening of the cash book deficit reflected growth in expenditure outpacing that of revenue. As a ratio of GDP, the cash book deficit of 3.2% in the first quarter of fiscal 2017/18 was marginally higher than the 2.8% in the corresponding period of the previous fiscal year. The *2017 Budget Review* projected a cash book deficit of R167 billion, or 3.5% of GDP, for fiscal 2017/18 as a whole.

74 South African Reserve Bank Quarterly Bulletin September 2017

Cumulative deficit of national government R billions 200 175 150 125 100 75 50 25 0 A M J J A S O N D J F M Fiscal years Originally budgeted deficit of R167 billion for fiscal 2017/18 Sources: National Treasury and SARS The primary balance of national government (the deficit/surplus recalculated by excluding interest payments from total expenditure) amounted to a deficit of R12.7 billion in the first quarter of fiscal 2017/18, some R5.3 billion more than in the first quarter of fiscal 2016/17. However, for the month of June 2017, a primary surplus of R2.3 billion was recorded. As a ratio of GDP, the primary deficit increased from 0.7% in the first quarter of fiscal 2016/17 to 1.1% in the first quarter of fiscal 2017/18. The 2017 Budget Review projected a primary deficit of only 0.1% of GDP for fiscal 2017/18, while a turnaround to primary surpluses of 0.2% and 0.3% were expected for fiscal 2018/19 and 2019/20 respectively. National government financing R billions Originally budgeted1 Full 2017/18 Actual Apr–Jun 2016 Actual Apr–Jun 2017 Items or instruments Cash flow deficit2 ......................................... Plus: Cost/profit on revaluation of foreign debt at redemption5 ....................... Net borrowing requirement .......................... Treasury bills.................................................. Domestic government bonds ........................ Foreign bonds and loans ............................... Change in available cash balances6 ............... Total net financing7 ....................................... 15.53 166.84 26.73 7.7 2.5 1.6 23.2 12.1 34.3 11.6 -34.9 23.2 169.3 21.0 142.0 27.5 -21.2 169.3 28.2 21.3 36.6 -1.3 -28.4 28.2 1 2 3 4 5 6 7 2017 Budget Review Including extraordinary receipts and payments Cash flow deficit which differs from the cash book deficit Cash book deficit Cost +/profit – Increase –/decrease + Components may not add up to totals due to rounding off. Sources: National Treasury and SARB 75 Quarterly Bulletin September 2017 Actual 2016/17 Actual 2017/18

The cash flow deficit of national government of R26.7 billion in April–June 2017 was R11.2 billion more than in the same period of the previous fiscal year. After taking the cost on the revaluation of foreign debt at redemption into account, the net borrowing requirement amounted to R28.2 billion in the first quarter of fiscal 2017/18 compared with R23.2 billion a year earlier. The net borrowing requirement of national government was predominantly financed in the domestic market through the issuances of Treasury bills and short-term loans along with domestic government bonds. The foreign bonds and loans of national government recorded net redemptions of R1.3 billion in April–June 2017 compared to the net issuances of R11.6 billion in the same period of the previous fiscal year. National government’s cash balances increased by R28.4 billion in the first quarter of fiscal 2017/18, bringing these balances to R267 billion at the end of June 2017. Of this, deposits with the SARB amounted to R191 billion (71.6% of the total) while the remaining balances were held with private commercial banks. Marketable and non-marketable domestic debt of national government together accounted for 91.1% of total gross loan debt in the first quarter of fiscal 2017/18. Domestic debt increased by R83.3 billion in the first quarter of fiscal 2017/18 to R2 103 billion as at 30 June 2017. This increase could largely be attributed to domestic marketable debt instruments (Treasury bills and bonds), which accounted for 97.5% of total domestic debt. Domestic non-marketable debt, namely bonds and short-term loans, rose by R14.0 billion to R52.4 billion in the first quarter of fiscal 2017/18. As a ratio of GDP, domestic debt increased slightly from 46.0% as at the end of March 2017 to 47.0% as at the end of June 2017. According to the 2017 Budget Review, national government’s domestic debt was projected at R2 215 billion (46.7% of GDP) in fiscal 2017/18. Composition of national government domestic debt R billions 2 500 Fixed-income, floating-rate and zero-coupon bonds, 2 000 1 500 1 000 500 0 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18* As at 31 March of each fiscal year * As at 30 June 2017 Source: National Treasury The total domestic debt of national government consists largely of fixed-income, floating-rate and zero-coupon bonds, including retail bonds and other debt. Combined, these instruments, with a value of R1 344 billion as at 30 June 2017, accounted for 63.9% of total domestic debt. National government raised R17.9 billion through the issuance of inflation-linked bonds in the first quarter of fiscal 2017/18, bringing the cumulative outstanding value of these bonds to R461 billion as at 30 June 2017. Domestic short-term loans, including Treasury bills, increased by R21.3 billion in the first quarter of fiscal 2017/18, taking the balance of these debt instruments to R298 billion as at 30 June 2017. 76 Quarterly Bulletin September 2017 Domestic short-term loans, including Treasury bills Inflation-linked bonds including retail bonds and other debt

77 Quarterly Bulletin September 2017 Box 4 The compilation of public sector debt statistics The measurement and presentation of internationally comparable public sector debt statistics are based on methodological guidance provided by the International Monetary Fund (IMF) in various statistical manuals.1 IMF member countries do not necessarily fully conform to the guidelines provided, mainly due to country-specific limitations such as challenges regarding the availability of data and the recommended requirements to: • record transactions on an accrual basis;2 • value debt instruments at both nominal and market value; •convert foreign currency-denominated debt to domestic currency at the market spot exchange rate using the midpoint between the buying and selling rates; • record debt as short-and long-term on both an original and a remaining maturity basis;3 and • include accrued interest. Non-conformity, even partial, inevitably complicates international comparability and can lead to misunderstandings in interpreting government finance statistics. This box briefly describes international methodological best practice in compiling public sector debt statistics in accordance with the guidance provided by IMF manuals, and describes some differences in reported data between countries. This is followed by a description of the compilation and availability of public sector debt statistics in South Africa. Some concepts related to international methodological best practice in compiling public sector debt statistics are important to mention. Total gross debt comprises all the financial debt instruments on the liability side of the public sector’s balance sheet. In this context, financial debt instruments are defined as financial claims which require future payment(s) of interest and/or a principal by the public sector debtor. Total net debt of the public sector is calculated as liabilities in the form of financial debt instruments minus corresponding financial assets. To obtain a comprehensive picture of the public sector’s financial obligations, the following are regarded as financial debt instruments: • special drawing rights (SDRs); • currency and deposits; • debt securities; • loans; • insurance, pension and standardised guarantee schemes; and • other accounts payable. All the financial liabilities in the balance sheet are therefore considered to be debt, except contingent liabilities4 and equity.5 Due to country-specific legal, institutional and practical arrangements, other definitions of debt may also exist. It is therefore prudent to always ensure that the identified financial debt instrument meets the definitional requirements of debt. The calculation of public sector debt includes the financial debt instruments of all the institutions at all levels of general government and in all resident public corporations, (i.e. their debt to all residents and non-residents). The diagram on the next page, as adapted for South Africa from the Public Sector Debt Statistics Guide for Compilers and Users 2013, shows the institutional coverage. 1 These would include the Public Sector Debt Statistics Guide for Compilers and Users 2013 and the Government Finance Statistics Manual 2014. 2 Accrual accounting matches the time of recording with that of the event that gave rise to the transaction. The deviation occurs because countries report on a cash basis, which means that the time of recording tends to mostly differ from the time of the event to which the cash flow relates. 3 Short-term debt is payable on demand or has a maturity of one year or less, whereas long-term debt has a maturity of more than one year. Original maturity is as from date of issue, whereas remaining maturity is as from the current period to the date of repayment. 4 To be defined as debt, a liability must exist and must be outstanding. Contingent liabilities are therefore not included as part of public sector debt; they are only included after certain conditions are fulfilled, (e.g. a government guarantee becomes part of government debt only after the guarantee is called). 5 Equity – inclusive of investment fund shares, financial derivatives and employee stock options – is not a debt instrument as it does not require the payment of principal or interest.

78 Quarterly Bulletin September 2017 In compiling public sector debt statistics, financial debt instruments, as identified, are firstly aggregated for all the institutional sectors in the public sector. However, public sector debt statistics should be presented on a consolidated basis and not on an aggregated basis. Consolidation in this context eliminates all transactions (debtor and creditor relationships) among institutions. Each subsector within the public sector should be consolidated, followed by consolidation among subsectors to produce consolidated public sector debt statistics at each level and the total gross public sector debt.6 The measurement of public sector debt in different countries is affected by the coverage of financial debt instruments and availability of data at all institutional levels as well as the treatment of all the possible methodological issues referred to at the onset. Furthermore, some countries include SDRs as part of debt while others do not. In other cases, some countries include the central bank as part of public financial corporations while others show it as a memorandum item. In many countries, public sector debt data often only include two of the six debt instruments listed above: debt securities and loans. Debt securities and loans are also not necessarily recorded for all levels of the public sector, with some recorded at nominal and others at market value. All this complicates the international comparison of public sector debt statistics, even though the IMF group countries in terms of the level of coverage.7 Statistics South Africa and National Treasury, along with the South African Reserve Bank (SARB), have specific responsibilities for the compilation, analysis and dissemination of public sector statistics. The SARB, in particular, reports public debt statistics in accordance with the Government Finance Statistics Manual. The table on the next page shows the current coverage in the compilation of South Africa’s public debt statistics in terms of instruments and institutional sectors. A number of country-specific issues unique to South Africa deserve mention. SDR allocations are not incorporated into long-term foreign debt and a full accrual accounting framework is still being pursued, while the current system can be best described as modified cash accounting. In South Africa, aggregate nominal gross loan debt is only published at national government level and includes only debt securities and loans. Gross loan debt comprises domestic and foreign debt by unexpired outstanding maturity, enabling a distinction between short-and long-term debt. 6 Consolidation refers to the process of netting out intragovernmental obligations. Unconsolidated data tend to overstate public sector debt and if intragovernmental debt is significant, (e.g. if a high proportion of government bonds is held by a social security fund, this creates a misleading picture of the size of public sector debt as a whole). 7 R Dippelsman, C Dziobek, CA and Gutiérrez Mangas, ‘What lies beneath: the statistical definition of public sector debt – an overview of the coverage of public sector debt for 61 countries’, IMF Staff Discussion Note SDN/12/09, July 2012. National government Central government Extra-budgetary institutions and accounts Provincial government General government Local government Social security funds Public sector Public non-financial corporations Public corporations Central bank Public financial corporations Public deposit-taking corporations (other than the central bank) Other public financial corporations

Coverage of South Africa's public sector debt in terms of institutional sectors and financial instruments

Financial debt instruments	Institutional units of the public sector						
	General government					Public corporations	
	National government	Extra-budgetary institutions and accounts	Provincial governments	Local governments	Social security funds	Non-financial	Financial*
Special drawing rights (SDRs)	√	x	x	x	x	x	x
Currency and deposits	x	x	x	x	x	x	x
Debt securities	√	x	x	√	x	√	√
Loans	√	x	x	√	x	√	√
Insurance, pension and standardised guarantee schemes	x	x	x	√	x	√	x
Other accounts payable	x	x	x	√	√	√	√

* Excluding the central bank and other deposit-taking public financial enterprises and corporations

Domestic and foreign debt is disaggregated into marketable and non-marketable financial instruments with a distinction between different types of bonds. Foreign debt is valued at the appropriate end-of-period exchange rates. National government's net loan debt is calculated as gross loan debt minus its cash balances.[8] National government's net debt can be augmented with provisions (liabilities of which the amount and/or payment date is uncertain) and contingent liabilities (where the recognition of a liability is event-driven). Contingent liabilities include national government guarantees to, for instance, public corporations. However, guarantees only become debt when the entity in question defaults. These statistics are published in the SARB's *Quarterly Bulletin* in tables S–52 to S–62.

National government debt

R billions

	Domestic debt			Foreign debt			Total gross loan debt	Cash balances	Total net loan debt	Financial guarantees by national government
	Marketable	Non-marketable	Total	Marketable	Non-marketable	Total				
2013	1 210.8	30.3	1 241.1	106.6	18.0	124.6	1 365.6	211.6	1 154.0	180.2
2014	1 409.7	31.3	1 441.0	127.0	16.7	143.7	1 584.7	206.6	1 378.1	209.6
2015	1 601.6	30.4	1 632.0	155.1	11.7	166.8	1 798.8	218.0	1 580.8	224.9
2016	1 782.0	37.2	1 819.3	189.3	10.3	199.6	2 018.9	212.5	1 806.4	263.4
2017	1 981.6	38.4	2 020.0	206.8	6.0	212.8	2 232.8	238.7	1 994.1	291.9

Significant data gaps need to be addressed through various initiatives to facilitate the publication of total consolidated gross and net public sector debt statistics for South Africa.

8 National government's cash balances include balances held at the SARB, inclusive of the net transfers to the Stabilisation Account, and balances on the Paymaster-General Account, inclusive of investments as well as Exchequer and Paymaster-General balances with private banks.

Quarterly Bulletin September 2017 South African Reserve Bank 79

National government’s foreign currency-denominated debt decreased by R6.8 billion in the first quarter of fiscal 2017/18, lowering the outstanding balance of this debt to R206 billion as at 30 June 2017. The decline resulted partly from the redemption of the TY2/68 bond, valued at US$141 million, in June 2017 as well as the partial redemption of two loans – TY2/73E and TY2/64 – in April and May 2017 respectively. The appreciation in the exchange value of the rand against major currencies also supported the reduction in foreign debt in rand terms. More foreign loans are scheduled to be redeemed during the course of the year, with the largest two denominated in Japanese yen (¥47.0 million) and euro (€23.1 million). As a ratio of GDP, foreign debt fell marginally to 4.6% at the end of June 2017 compared with 4.8% at the end of March 2017. The 2017 Budget Review projected national government’s foreign currency-denominated debt to amount to R262 billion (5.5% of GDP) in fiscal 2017/18. Foreign currency-denominated debt of national government R billions 240 200 160 120 80 40 0 240 200 160 120 80 40 Euro 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18* As at 31 March of each fiscal year * As at 30 June 2017 Source: National Treasury Before accounting for exchange rate revaluation effects, the foreign currency-denominated debt of national government amounted to R162 billion as at 30 June 2017 compared with R206 billion after adjusting for exchange rate revaluation. US dollar-denominated debt accounted for the largest share of total foreign debt (91.2%) as at 30 June 2017. Of the balance, 4.0% was denominated in euros. The average outstanding maturity of foreign marketable bonds increased from 107 months as at 30 June 2016 to 121 months a year later, largely due to the issuance of a US$3.0 billion bond in October 2016. 80 Quarterly Bulletin September 2017 US dollar Japanese yen Other Adjusted for revaluation Unadjusted before revaluation

Total gross loan debt of national government


R billions
Per cent
3 000
2 500
2 000
1 500
1 000
500
0
60
50
40
30
20
10
0
*
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18

As at 31 March of each fiscal year

* As at 30 June 2017

Originally budgeted
Actual
Actual: total debt-to-GDP ratio (right-hand scale)
2017 Budget Review estimates: total debt-to-GDP ratio (right-hand scale)

Sources: National Treasury and Stats SA

National government's total gross loan debt (domestic and foreign currency-denominated debt) increased by R76.6 billion in the first quarter of fiscal 2017/18 to R2 309 billion as at 30 June 2017. This rise in the stock of total gross loan debt could solely be attributed to an increase in the stock of domestic debt while the stock of foreign currency-denominated debt decreased. Total gross loan debt was 51.6% of GDP as at 30 June 2017 compared with 47.8% a year earlier. The *2017 Budget Review* projected a total gross loan debt-to-GDP ratio of 52.3% for fiscal 2017/18 as a whole.

Quarterly Bulletin September 2017
South African Reserve Bank
81

Note on the output of the finance, insurance, real estate and business services sector 1 by E Botes and K Kuhn 1The views expressed in this note are those of the authors and do not necessarily reflect the views of the SARB. The authors are indebted to Mr M Kock for his valuable inputs. Introduction The largest sector in the South African economy – the finance, insurance, real estate and business services sector – contributed 20.2% to nominal output in 2016 and 29.4% to the output of the tertiary sector. In 2016, the latter contributed 68.6% to the nominal gross domestic product (GDP) while the finance and insurance subsector accounted for just less than half of the nominal output of finance, insurance, real estate and business services. Commercial banks contributed most to the output of the finance and insurance subsector, with financial 2FISIM is an indirect measurement of service charges levied by financial institutions on loans and deposits. This depends on the level of loans and deposits of financial institutions and the difference between the interest rate received and paid relative to the reference rate. This is based on the premise that both borrowers and depositors pay a fee to the financial intermediary for services provided, with the depositor receiving a lower rate of interest than that paid by borrowers – the difference being the combined fees implicitly charged by the financial intermediary to depositors and borrowers. 2 intermediation services indirectly measured (FISIM) constituting the largest portion of the total output of commercial banks. This note analyses the recent changes in real output and the relative contribution of the finance, insurance, real estate and business services sector to real output in the South African economy. It also describes the methodology applied to measure the output of commercial banks. Recent changes in real output and relative contributions South Africa’s real GDP increased at an annualised rate of 2.5% in the second quarter of 2017 following two consecutive quarters of contraction. The tertiary sector’s real value added increased by 1.2% in the second quarter of 2017 following a contraction in activity in all the tertiary subsectors in the first quarter. Real gross domestic product by sector Percentage points contribution to growth Q1 Q2 Total gross domestic product Agriculture, forestry and fishing 0.5 0.7 Mining and quarrying 0.9 0.3 Personal services** 0.0 0.1 General government services** Finance, insurance, real estate and business services ** Construction -0.1 -0.1 -0.2 0.5 0.0 0.0 Transport, storage and communication** -0.1 0.2 Manufacturing -0.5 0.2 -0.1 0.2 Electricity, gas and water Wholesale and retail trade, catering and accomodation** -0.8 0.1 -10 -5 0 5 10 15 2025 30 35 40 Percentage change from quarter to quarter* * Seasonally adjusted annualised rates ** Tertiary sector Source: Stats SA 82 Quarterly Bulletin September 2017 -0.6 2.5 23.1 33.6 13.1 3.9 -0.1 1.1 -0.7 -0.6 -1.2 2.5 -0.8 -0.5 -1.6 2.2 -3.7 1.5 First quarter 2017 -4.8 8.8Second quarter 2017 0.6 -5.9

Growth in real economic activity in the finance, insurance, real estate and business services sector accelerated from -1.2% in the first quarter of 2017 to 2.5% in the second quarter, adding 0.5 percentage points to overall growth in GDP. The expansion reflected an improvement in commercial banking activity as well as increased activity in the equity market.

The finance, insurance, real estate and business services sector contributed 19.8% to total real GDP in 2015, of which 10.3% came from the real estate and business services subsector and 9.5% from the finance and insurance subsector.[3] Of the 9.5%, commercial banks contributed about 4% and insurance around 2%.

3 These numbers are based on the latest available official statistics of Stats SA.

Share in real output in 2015



Real estate and business services
Finance and insurance
Finance, insurance, real estate and business services
10.3
52.0
9.5
48.0
19.8
100.0
As a percentage of total real gross domestic product
As a percentage of real value added by finance, insurance, real estate and business services
0
10
20
30
40
50
60
70
80
90
100
110
Percentage

Source: Stats SA

The finance and insurance subsector contributed 48% of the real value added by the finance, insurance, real estate and business services sector in 2015, while the real estate and business services subsector contributed 52%.

Methodology followed to measure the output of commercial banks

Commercial banks are the biggest single contributor to the output of the finance and insurance subsector in South Africa. Data for the compilation of the nominal gross value added (GVA) by commercial banks are sourced from the monthly income statements and the monthly balance sheets, as surveyed by the South African Reserve Bank (SARB).

The nominal output of commercial banks comprises FISIM, fees and charges, as well as rentals and other income. In the national accounts, the nominal GVA by commercial banks is calculated by subtracting total nominal intermediate consumption from total nominal output.

The nominal values of fees and charges, rentals and other income as well as total intermediate consumption are deflated with appropriate price deflators to obtain the real values for these variables. The constant (real) value of FISIM is calculated as the product of the interest margins

Quarterly Bulletin September 2017 South African Reserve Bank 83

(i.e. the difference between the lending rate and the reference rate; and the difference between the reference rate and the deposit rate in base year 2010) and the respective stocks of loans and deposits as deflated by a general price index in the specific period. The real GVA by commercial banks is the result of total deflated output (i.e. the sum of real fees and charges, rentals and other income as well as real FISIM) less the deflated intermediate consumption for the period. FISIM is the implicit financial services fee derived by financial institutions, such as banks, from paying interest on deposits and receiving interest on loans. The calculation of FISIM requires a reference rate of interest. The reference interest rate applies to both loans and deposits and is required to impute indirect service charges inclusive of all loans and deposits. The reference rate facilitates the calculation of imputed interest payments on loans and interest receipts on deposits. Such an interest rate that applies to both loans and deposits is necessary as the amount of funds lent by financial institutions seldom matches deposits, as some funds on deposit may not yet have been used to fund loans, and some loans may have been financed from banks’ own funds. In addition, depositors receive and borrowers pay interest and utilise services irrespective of the funding of loans. A single reference rate of interest, as recommended in the System of National Accounts 2008, is calculated as follows: RL RD rrs = 0.5 + YL YD where rrS = single average reference rate RL = interest receivable on loans with financial institutions RD = interest payable on deposits held with financial institutions YL = loan balance YD = deposit balance FISIM reference rate and repo rate Per cent 9.0 8.5 8.0 7.5 7.0 Repo rate 6.5 6.0 5.5 5.0 4.5 4.0 20102011 2012 2013 2014 2015 2016 2017 Source: SARB The reference rate is closely correlated with, and consistently higher than, the repurchase rate, as can be expected. 84 Quarterly Bulletin September 2017 Reference rate

FISIM is calculated as the sum of the outstanding loan balance of banks, multiplied by the difference between the rate paid to banks by borrowers and the reference rate, and the deposit balance of banks multiplied by the difference between the reference rate and the rate paid to depositors. Mathematically, the calculation can be expressed as follows: FISIM = FISIML + FISIMD = (rL - rr) YL + (rr - rD)YD where FISIML = FISIM on loans made by financial institutions FISIMD = FISIM on deposits held by financial institutions rL = lending rate of interest rD = deposit rate of interest rr = reference rate of interest YL = loan balance YD = deposit balance FISIM constitutes almost half of the total output of commercial banks at constant 2010 prices, followed by fees and charges, and a small portion of rentals and other income. The seasonally adjusted real GVA by all these components decreased in the first quarter of 2017, as did the total intermediate consumption expenditure by commercial banks. However, in the second quarter of 2017, the real output of commercial banks expanded as both FISIM and fee income increased. 85 Quarterly Bulletin September 2017

Notes to tables Unit trusts – Table S–34 In the unit trusts table KB225, the time series ‘total assets at book value’ has been terminated as international statistical guidelines only require reporting at market value in line with the industry practice of marking assets to market. Gross fixed capital formation – Tables S–120 and S–121 Statistics South Africa (Stats SA) took responsibility for the estimation and dissemination of gross domestic product (GDP) from the expenditure approach on 8 June 2016. The publication of gross fixed capital formation by kind of economic activity – as set out in the first six columns of tables KB615, KB616, KB617 and KB618 – will be discontinued in the Quarterly Bulletin starting from the December 2017 issue to align these data sets with those published by Stats SA. Change in inventories – Tables S–126 and S–127 Change in inventories data published in tables KB624 and KB625 now resemble those published by Stats SA. In table KB624, change in inventories was previously published at book value, with valuation adjustment identified separately. In both tables KB624 and KB625, change in inventories in the manufacturing sector is no longer disaggregated into private business enterprises and other manufacturers, and in the trade sector, it is no longer disaggregated into wholesale and retail trade, catering and accommodation, and other. Furthermore, industrial and commercial inventories at current and constant 2010 prices are no longer published. As from the current issue of the Quarterly Bulletin, the valuation adjustment is now included in the sectoral data. Consumer prices: All urban areas – Tables S–140, S–141, S–142, S–143 and S–156 The consumer price indices for all urban areas in tables S–140 and S–141 (which are based on the Classification of Individual Consumption by Purpose and published by Stats SA from January 2008 onwards) as well as the percentage changes over 12 months in these indices in tables S–142, S–143 and S–156 were, wherever possible, statistically linked to the historical consumer price index for metropolitan areas (which is based Classification that Stats SA discontinued after December 2007). on the International Trade 86 Quarterly Bulletin September 2017